Exhibit 2.1

Execution Version

UNIT PURCHASE AGREEMENT

BY AND AMONG

streamline health solutions, inc.,

AVELEAD CONSULTING, LLC,

JAWAD SHAIKH

AND

BADAR SHAIKH

DATED AS OF

August 16, 2021

Article 5 REPRESENTATIONS AND WARRANTIES REGARDING THE SELLERS		46
5.1	Authorization	46
5.2	No Breach	46
5.3	No Violation	46
5.4	Governmental Entities and Consents	46
5.5	Litigation	46
5.6	Investor Representations	46
5.7	Brokerage	47
5.8	No Other Representations and Warranties	47

Article 6 REPRESENTATIONS AND WARRANTIES OF BUYER		47
6.1	Organization and Power	47
6.2	Authorization	47
6.3	No Violation	47
6.4	Governmental Entities and Consents	47
6.5	Litigation	48
6.6	Brokerage	48
6.7	Investor Representations	48
6.8	Solvency	48

Article 7 INDEMNIFICATION		48
7.1	Survival of Representations	48
7.2	Indemnification	49
7.3	General Release of Claims by the Sellers	53

Article 8 ADDITIONAL COVENANTS AND AGREEMENTS		54
8.1	Restrictive Covenants	54
8.2	Press Release and Announcements	56
8.3	Expenses	56
8.4	Specific Performance	56
8.5	Further Transfers	56
8.6	Transfer Taxes; Recording Charges	56
8.7	Tax Matters	57
8.8	Employees and Related Matters	60
8.9	Customer Receivables	61

Article 9 MISCELLANEOUS		62
9.1	Amendment and Waiver	62
9.2	Notices	62
9.3	Assignment	63
9.4	Severability	63
9.5	No Strict Construction; Interpretation	63
9.6	Data Room	64
9.7	Captions	64
9.8	No Third Party Beneficiaries	64
9.9	Complete Agreement	64
9.10	Counterparts	64
9.11	Governing Law; Venue	64
9.12	Incorporation of Appendices, Exhibits and Schedules	65
9.13	Conflict Waiver; Attorney-Client Privilege	65

EXHIBITS:

EXHIBIT A: Employment Agreements

EXHIBIT B: Products and Services

EXHIBIT C: Illustrative Calculation of First Earnout Amount and Second Earnout Amount.

EXHIBIT D: Net Working Capital Adjustments and Illustrative Calculation

EXHIBIT E: Customer Information

UNIT PURCHASE AGREEMENT

THIS UNIT PURCHASE AGREEMENT (this “Agreement”) is entered into as of August 16, 2021, by and among Streamline Health Solutions, Inc., a Delaware corporation (“Buyer”), Avelead Consulting, LLC, a Georgia limited liability company (the “Company”), Jawad Shaikh, an individual and resident of the State of Georgia (“J. Shaikh”), and Badar Shaikh, an individual and resident of the State of Georgia (“B. Shaikh”, and together with J. Shaikh, the “Sellers”, and each a “Seller”). Buyer, the Company, and the Sellers are sometimes individually referred to as a “Party,” and collectively, as the “Parties.” Capitalized terms used in this Agreement have the meanings assigned to such terms in Article 1 (Definitions) and elsewhere throughout this Agreement.

RECITALS

WHEREAS, the Sellers own all of the issued and outstanding units of membership interest of the Company (the “Purchased Units”);

WHEREAS, the Purchased Units constitute all of the outstanding Equity Interests in the Company;

WHEREAS, Buyer desires to purchase from the Sellers, and the Sellers desire to sell to Buyer, at the Closing, all of the outstanding Purchased Units owned or held by the Sellers, free and clear of any Liens, upon the terms and subject to the conditions set forth in this Agreement such that, immediately upon the Closing, Buyer shall own all of the Equity Interests in the Company; and

WHEREAS, Buyer, the Company and the Sellers expect to benefit from the consummation of the transactions contemplated hereby and, to induce each other to enter into this Agreement, agree to be bound by the terms and provisions in this Agreement.

NOW THEREFORE, in consideration of the premises and the mutual covenants set forth herein and for other good and valuable consideration the sufficiency of which is hereby acknowledged, the Parties agree as follows:

Article 1
DEFINITIONS

For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Adjustment Holdback Amount” means $100,000.00.

“Affiliate” of any particular Person means, (a) any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person, including any general partner, managing member, director or officer of such specified Person and (b) further includes (i) with respect to an individual, any member of such individual’s family, including any child, step child, parent, step parent, grand parent, spouse, sibling, step sister, step brother, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law; and (ii) any trust, partnership, limited liability company, corporation or similar entity whose owners and beneficiaries consist of any of the foregoing individuals and any retirement plan for such individual. For purposes of this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by Contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

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“Affiliated Group” shall mean an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax Law) of which the Company or any of its Affiliates has been a member.

“Business” means the business as currently conducted by the Company, including the business of developing, marketing, offering, licensing or selling of (a) software and technology within the healthcare revenue cycle and (b) healthcare revenue cycle consulting and services, and the developing, marketing, offering licensing or selling of the products listed on Exhibit B.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions located in Atlanta, Georgia are authorized or obligated by Law or executive order to close.

“Buyer Change of Control Transaction” means any of the following transactions or series of transactions: (a) a merger, consolidation or reorganization of Buyer in which a Person or group of Persons acquires voting control, in a single transaction or a series of related transactions, of more than fifty percent (50%) of the voting securities of the surviving entity, (b) the sale, disposition, or transfer of all or substantially all the assets of Buyer; (c) an acquisition by any Person or group of Persons of effective control (whether through legal or beneficial ownership of capital stock of the Buyer, by contract, or otherwise) in excess of fifty percent (50%) of the outstanding voting securities of the Buyer, including pursuant to a tender or exchange offer.

“Buyer Common Stock” means the shares of common stock, par value $0.01 per share, of Buyer.

“Buyer Fundamental Representations” means the representations and warranties of Buyer set forth in Sections 6.1 (Organization and Power), 6.2 (Authorization), 6.3 (No Violation), and 6.6 (Brokerage).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020, Pub. L. 116 136.

“Cash” means all cash (excluding any Restricted Cash), cash equivalents (including money market accounts, money market funds, money market instruments, certificates of deposit and demand deposits) and marketable securities of the Company, as determined in accordance with GAAP and as of the Effective Time.

“Change of Control Transaction” means a Buyer Change of Control Transaction and a Company Change of Control Transaction, as applicable.

“Closing Cash Payment” means the aggregate amount equal to (a) $20,000,000, minus (b) the Adjustment Holdback Amount, plus (c) Estimated Cash, minus (d) the Estimated Company Indebtedness, minus (e) the Closing Equity Value, minus (f) an amount not to be less than $0 equal to the Estimated Company Transaction Expenses in excess of the $285,000 in Estimated Company Transaction Expenses paid by Buyer pursuant to Section 8.3, plus or minus (as applicable pursuant to Section 2.5) (g) the Working Capital Adjustment Amount.

“Closing Equity Payment” means a number of shares of common stock of Buyer equal to (a) the Closing Equity Value divided by (b) $1.593.

“Closing Equity Value” means $8,000,000.

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“Code” means the United States Internal Revenue Code of 1986, as amended, taken together with any applicable Treasury Regulations, and any reference to any particular Code section shall be interpreted to include any revision of or successor to that section regardless of how numbered or classified.

“Company Change of Control Transaction” means any of the following transactions or series of transactions occurring after the Closing: (a) a merger, consolidation or reorganization of the Company in which a Person or group of Persons acquire voting control, in a single transaction or a series of related transactions, of more than fifty percent (50%) of the voting securities of the surviving entity or (b) the sale, disposition, or transfer of all or substantially all the assets of the Company or (c) an acquisition by any Person or group of Persons of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract, or otherwise) in excess of fifty percent (50%) of the outstanding voting securities of the Company.

“Company Fundamental Representations” means the representations and warranties regarding the Company set forth in Sections 4.1 (Organization and Power), 4.2 (Subsidiary), 4.3 (Authorization), 4.4 (Capitalization), 4.5(a)(i), (c) or (d) (No Breach), the first sentence of Section 4.12(b) (Proprietary Rights), 4.20 (Tax Matters) and 4.21 (Brokerage).

“Company Indebtedness” means the Indebtedness of the Company.

“Company Transaction Expenses” means (without duplication) the aggregate amount of: (a) all fees, costs and expenses of the Company, incurred by or on behalf of, or otherwise payable by, the Company or the Sellers, or any of their Affiliates, in connection with the negotiation, preparation or execution of this Agreement or any documents or agreements contemplated hereby or consummation of the transactions contemplated hereby, including (i) all fees and expenses of counsel, advisors, consultants (including brokers or finders), investment bankers, auditors and experts, incurred in connection with the transactions contemplated hereby, the Company’s sale process and discussions with other potential buyers or investors; (ii) any fees or expenses associated with obtaining the release and termination of any Liens (with the exception of the Permitted Liens); and (iii) any fees and expenses associated with obtaining necessary or appropriate waivers, consents or approvals of any Governmental Entity or with respect to the Required Consents, (b) any Liability of the Company for any employee bonuses payable or otherwise triggered in whole or in part as a result of this Agreement or the transactions contemplated hereby, or for any sale, transaction, success, change-of-control, retention, “stay-around,” transition, termination, severance, phantom equity, deferred compensation, profit sharing, bonus or incentive Contract, plan, arrangement, payment or obligation or other discretionary or compensatory amount triggered, in whole or in part, in each case, as a result of or in connection with this Agreement or the transactions contemplated hereby that is owed to any employee or independent contractor of the Company (other than any payments that become payable as a result of any action taken by Buyer, the Company, or any of their Affiliates after the Closing) (such amounts, “Sale Bonus Amounts”); and (c) the employer’s portion of any employment, unemployment, social security, payroll or similar Tax and, only to the extent the Company is obligated to pay, any amount paid or to be paid to offset or gross-up any Person for any excise Tax or income Tax for any other Company Transaction Expense; provided, that “Company Transaction Expenses” shall not include any Sales Tax Liability, any Deferred Revenue Current Liability, or any amount which is included in the calculation of Actual Net Working Capital or Actual Company Indebtedness.

“Confidential Information” means all trade secrets, proprietary know-how and other confidential information and data of or relating to the Company or the Business (whether or not expressly identified as confidential or proprietary) that has value to the Company or, if owned by someone else, has value to that third party and is received by the Company under contractual confidentiality obligations. Confidential Information of the Company includes, but is not limited to, any of the following information and data that is confidential and has value to the Company: financial information, books and records, business plans, business proposals, client contract terms and conditions, pricing and bidding methodologies and data, sales data, current or prospective client lists, supplier lists, business partner lists, personnel information, sales and marketing strategies and technical information and materials.

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“Contracts” means any contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, obligations, Orders, indentures, joint ventures and any other legally binding agreements, obligations, commitments and arrangements, whether written or oral.

“Current Assets” means the total current assets of the Company, as defined by and determined in accordance with GAAP, excluding Cash, Restricted Cash and Tax assets.

“Current Liabilities” means the total current liabilities of the Company, as defined by and determined in accordance with GAAP, excluding any payables related to the preparation of audited financial statements of the Company for the period ending December 31, 2019, Tax liabilities, Company Indebtedness and Company Transaction Expenses.

“Customer” means the customer of the Company listed under the heading “Customer” on Exhibit E.

“Customer Earnout Share Price” means $1.593, to be adjusted to equitably reflect any stock splits, stock dividends, reverse stock splits or similar actions with respect to the Buyer Common Stock effected after the Closing Date but prior to the payment of the First Customer Earnout Amount or Second Customer Earnout Amount, as applicable.

“Customer MSA” means that Contract listed under the heading “Customer MSA” on Exhibit E.

“Customer Receivables” means the accounts receivable set forth on Exhibit E.

“Data Privacy Laws” means data protection, privacy, security, and breach notification Laws of each country where the Company is organized or doing business and those of each country where, with respect to an individual who resides in that country, the Company collects, uses, discloses, transmits, stores, or otherwise processes Personal Information, including, to the extent applicable to the Company, the following Laws or other requirements, and any regulations, guidance, directives, or ordinances implementing such Laws or requirements: (a) the Controlling the Assault of Non-Solicited Pornography and Marketing Act (CAN-SPAM); (b) the Telephone Consumer Protection Act (TCPA) of 1991, as amended; (c) the Health Insurance Portability and Accountability Act (“HIPAA”) of 1996, as amended, and all rules and regulations promulgated thereunder; (d) the Financial Modernization Act (Gramm-Leach-Bliley Act (GLBA)) of 1999, as amended; (e) U.S. state Laws governing the use of electronic communications, (e.g., email, text messaging, telephone, paging and faxing); (f) U.S. state Laws governing the use of information collected online, U.S. state Laws requiring privacy disclosures to consumers (including the California Consumer Privacy Act (CCPA), Cal. Civ. Code § 1798.100 et seq., as amended); (g) U.S. state data breach notification Laws; (h) U.S. state Laws investing individuals with rights in or regarding Personal Information about such individuals and the use of such Personal Information; (i) U.S. state Laws regarding the safeguarding or security of Personal Information, including encryption; (j) the Massachusetts Standards for The Protection of Personal Information of Residents of the Commonwealth codified at 201 CMR 17.00 et seq.; (k) the New York Stop Hacks and Improve Electronic Data Act (NY Shield Act) at N.Y. Gen. Bus. Law §899-aa et seq.; and (l) European Union’s General Data Protection Regulation (GDPR) and the Privacy and Electronic Communications Directive (2002/58/EC).

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“Data Room” means the “DealRoom” electronic data room established by the Company and available at thecure.dealroom.net.

“Deferred Revenue Current Liability” means an amount equal to the deferred revenue of the Company determined in accordance with GAAP and calculated as of immediately prior to the Closing.

“Designated Sales Tax Jurisdictions” means the jurisdictions show on Schedule 1.1.

“Earnout Amount Per Share Price” means each of the First Earnout Amount Per Share Price and the Second Earnout Amount Per Share Price, as applicable.

“Earnout Measurement Period” means each of the First Earnout Measurement Period and the Second Earnout Measurement Period, as applicable.

“Effective Time” means the opening of business on the Closing Date.

“Environmental Law” means any Law in effect on or prior to the Closing in any way relating to the protection of human health and safety, the environment or natural resources including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.) and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as each has been or may be amended and the regulations promulgated pursuant thereto.

“Equity Interests” means, with respect to any Person, (a) any capital stock, partnership or membership interest, unit of participation or other similar interest (however designated) in such Person, and (b) any option, warrant, purchase right, conversion right, exchange right, preemptive right, right of first refusal or other Contract that would entitle any other Person to acquire any such interest in such Person or otherwise entitle any other Person to share in the equity, profits, earnings, losses or gains of such Person (including equity appreciation, phantom equity, profit participation or other similar rights).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended (29 U.S.C. Sec. 1001, et seq.).

“First Earnout Measurement Period” means the 12-month period commencing on September 1, 2021 and ending August 31, 2022.

“First Year Earnout Percentage” means a percentage equal to (a) the SaaS Revenues recognized during the First Earnout Measurement Period divided by (b) the Projected First Earnout SaaS Revenue Amount.

“Fraud” means fraud as defined by Delaware common law.

“GAAP” means generally accepted accounting principles in the United States.

“Government Licenses” means all permits, licenses, franchises, Orders, registrations, certificates, variances, approvals and other authorizations obtained from foreign, federal, state or local governments or governmental agencies or other similar rights, including those listed on Schedule 4.13.

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“Governmental Entity” means, with respect to the U.S., any foreign country or any domestic or foreign jurisdiction, any national, federal, territorial, state or local governmental entity, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

“Guaranty” or “Guarantees” means any Contract or undertaking by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon the debt, obligation or other Liability of any other Person (other than by endorsements of instruments in the ordinary course of collection), or guarantees of the payment of dividends or other distributions upon the shares of any other Person.

“Healthcare Laws” means all Laws relating to the provision of and payment, billing and collecting for the provision of healthcare items and services and otherwise related to healthcare regulatory matters, including, without limitation: (a) Laws that regulate managed care, third-party payors and persons and entities bearing the financial risk for the provision or arrangement of healthcare services, including, without limitation, Medicare and Medicaid; (b) Laws relating to health care or insurance fraud or abuse, including the following statutes and any associated implementing regulations: the Federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b), the Stark laws (42 U.S.C. § 1395nn), the Federal False Claims Act (31 U.S.C. §§ 3729, et seq.), the Federal Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), the Federal Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et seq.) and the Federal Health Care Fraud Law (18 U.S.C. § 1347); (c) Laws applicable to billings to insurance companies, health maintenance organizations and other managed care plans; (d) the Medicare Prescription Drug, Improvement, and Modernization Act of 2003; (e) the Medicare Improvements for Patients and Providers Act of 2008; (f) HIPAA and its implementing rules and regulations; (g) the Patient Protection and Affordable Care Act (Pub. L. 111-148) as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111-152); and (h) any other Laws with respect to billing, utilization review, coding, fee-splitting, patient or program charges, claims submissions, privacy and security of health and medical information and medical record documentation requirements.

“Indebtedness” of any Person means, without duplication, the aggregate amount of the following: (i) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary Liability in respect of (A) indebtedness of such Person for money borrowed (or issued in substitution for or exchange of indebtedness for borrowed money), or in respect of loans or advances (including amounts owed on any credit cards to extent not included as a payable in Net Working Capital) and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person has any Liability (including any seller notes issued in connection with any acquisition undertaken by such Person); (ii) any Liability of such Person issued or assumed as the deferred purchase price of property or services (including deferred rent, earn-outs or other deferred or contingent payment obligations), all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement; (iii) any Liability of such Person under leases required to be capitalized in accordance with GAAP; (iv) any Liability of such Person for the reimbursement of any obligor on any letter of credit, whether or not drawn, banker’s acceptance or similar credit transaction; (v) all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof); (vi) any Liability of such Person secured by a Lien; (vii) any amounts owed to any Person under any non-competition, severance or similar arrangements; (viii) any Liability of a Person under any deferred compensation arrangement, phantom stock arrangement, stock option arrangement or any other compensation arrangement; (ix) any off-balance sheet financing of a Person (excluding all operating leases of such Person); (x) any Guarantees of such Person in connection with any of the foregoing; (xi) any accrued interest, breakage or prepayment premiums or penalties or other costs or expenses related to any of the foregoing, including any prepayment premiums payable assuming all amounts owing under any of the foregoing are paid on the Closing Date (whether or not actually paid); and (xii) any Liability for unpaid Taxes of the Company as of the Closing Date including any Taxes deferred in accordance with the CARES Act or any other COVID-19 pandemic relief Law (which shall not be an amount less than zero and shall not include any offsets or reductions with respect to Tax refunds or overpayments of Tax); provided, that “Indebtedness” shall not include any Sales Tax Liability, any Deferred Revenue Current Liability, or any amount which is included in the calculation of Actual Net Working Capital or Actual Company Transaction Expenses.

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“Indemnified Taxes” means: (i) any and all Taxes (or the non-payment thereof) of or with respect to the Company for all Pre-Closing Tax Periods (determined in accordance with the principles set forth in Section 8.7(b) with respect to any Straddle Period); (ii) any and all Taxes of an Affiliated Group of which the Company (or any predecessor or Affiliate) is or was a member on or prior to the Closing Date, including under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local, foreign or other Law); (iii) any and all Taxes of any Person imposed on the Company as a transferee or successor, by Contract or Tax Sharing Agreement, pursuant to any Law or otherwise, which Taxes relate to an event or transaction occurring on or before the Closing Date; (iv) any and all employment, payroll and withholding Taxes with respect to any payments under or contemplated by this Agreement; (v) Transfer Taxes which are the responsibility of Sellers under Section 8.6; (vi) reasonable costs and expenses associated with preparing, filing, amending or defending any Pre-Closing Tax Return (other than expenses incurred by Buyer pursuant to a defense controlled by Sellers in which Buyer chooses to participate in accordance with Section 8.7(f)(i)) including, for the avoidance of doubt, any such costs and expenses associated with any Straddle Tax Return allocable to the portion of the Straddle Period ending on the Closing Date based on the relative number of days in the portion of such Straddle Period ending on the Closing Date; and (vii) Taxes of any Seller; provided, that “Indemnified Taxes” shall not include any Sales Tax Liability or any amount which is included in the calculation of Actual Net Working Capital, Actual Company Transaction Expenses or Actual Company Indebtedness.

“Indemnitee” means a Buyer Indemnitee or a Seller Indemnitee, as applicable.

“Indemnitor” means any party from which an Indemnitee is seeking indemnification pursuant to Article 7.

“Insider” means: (a) any Seller or (b) any Affiliate of any Seller.

“IRS” means the U.S. Internal Revenue Service.

“IT Systems” means all software (including Company Software) and computer hardware (whether general or special purpose), including computer systems and infrastructure, including software, hardware, middleware, servers, workstations and routers, networks, and other information technology systems that are owned or used by the Company in the conduct of the Business.

“Knowledge of the Company,” “to the Company’s Knowledge” or any similar phrase means the actual or constructive knowledge of any of the Sellers or Larry Brown, in each case after reasonable inquiry.

“Law” means any law, treaty, statute, ordinance, rule, principle of common law or equity, code or regulation of a Governmental Entity or judgment, decree, Order, writ, award, injunction or determination of an arbitrator or court or other Governmental Entity.

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“Leased Real Property” means any leasehold or subleasehold estates and rights to use or occupy, any land, buildings, improvements, fixtures or other interest in real property of or used by the Company.

“Leases” means any leases, subleases, licenses, concessions and other agreements, whether written or oral, pursuant to which the Company holds, occupies or has the right to use any Leased Real Property, including the right to all security deposits and other amounts deposited by the Company.

“Liabilities” means any liabilities, debts, guarantees, endorsements, Taxes, or obligations of any nature, whether absolute or contingent, asserted or unasserted, matured or not matured, known or unknown, primary or secondary, direct or indirect, whether or not accrued or required to be reflected on any balance sheet in accordance with GAAP.

“Liens” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any stockholder or similar agreement or similar right or encumbrance.

“Lookback Date” means the date that is three (3) years prior to the Closing Date.

“Losses” means any loss, Liability, deficiency, damage, Tax, or expense (including reasonable legal expenses and costs, consultants’ fees and expenses, and including interest and penalties) and Losses shall not include punitive damages, other than those actually awarded to a third party in connection with a Third Party Claim.

“Material Adverse Effect” means any event, circumstance, omission, change, occurrence or effect (including litigation) that, individually or in the aggregate with all other events, circumstances, omissions, changes, occurrences or effects: (a) has or could reasonably be expected to have in the future a material and adverse effect upon the assets, liabilities, business, condition (financial or otherwise) or results of operation of the Business, taken as a whole; or (b) that could reasonably be expected to prevent or materially delay or impair the ability of the Company or the Sellers to consummate the transactions contemplated by this Agreement; provided, however, that “Material Adverse Effect” shall not include any event, circumstance, change, occurrence or effect, directly or indirectly, arising out of: (i) general economic or political conditions; (ii) the announcement of the transactions contemplated by this Agreement or the performance in compliance with the terms of, or the taking of any action required by this Agreement or the transactions contemplated hereby; (iii) conditions generally affecting the industries in which the Company operates; (iv) failure of the Company to meet its financial projections or projected performance metrics, (v) any acts of God (but not including the COVID-19 pandemic), (vi) any changes in GAAP or Law, (i) through (vi), only if and to the extent the Company is disproportionately affected thereby as compared to other participants in the Company’s industries.

“Net Working Capital” means, an amount equal to (a) Current Assets minus, (b) Current Liabilities, in each case calculated in accordance with GAAP as of the Effective Time (and prior to giving effect to the transactions contemplated by this Agreement) subject to the adjustments set forth on Exhibit D; provided, that “Net Working Capital” shall not include any amount which is included in the calculation of Actual Company Indebtedness or Actual Company Transaction Expenses. For illustration purposes only, the schedule attached hereto as Exhibit D sets forth an example calculation of Net Working Capital as of June 30, 2021.

“Orders” means any orders, judgments, injunctions, awards, decrees or writs handed down, adopted or imposed by any Governmental Entity.

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“Organizational Documents” means, with respect to any entity: (a) the certificate or articles of incorporation and the bylaws, the certificate or articles of formation, the certificate or articles of organization and partnership agreement or operating agreement, as applicable; and (b) any documents comparable to those described above as may be applicable to such entity pursuant to any applicable Law or by Contract.

“Owned Proprietary Rights” means all Proprietary Rights owned or purported to be owned by the Company, including all Proprietary Rights in the Company Software (as defined in Section 4.12(a) below).

“Partnership Audit Rules” means Subchapter C of Chapter 63 of Subtitle F of the Code, as modified by Section 1101 of the Bipartisan Budget Act of 2015, Pub. L. No. 114-74, and any successor statutes thereto or the Treasury Regulations or other authoritative guidance promulgated thereunder.

“Permitted Liens” means: (a) Liens for Taxes not yet due and payable as of the Closing Date; (b) statutory landlord’s Liens for amounts which are not yet due and payable; (c) mechanic’s, carrier’s, workmen’s, repairmen’s or other similar Liens arising or incurred in the ordinary course of business and for amounts which are not yet due and payable and are actually included in the calculation of Net Working Capital or Indebtedness; (d) easements, covenants, conditions, restrictions and other similar matters affecting title to any Leased Real Property and other title defects; (e) non-exclusive licenses to Proprietary Rights granted in the ordinary course of business; provided, that such items described in clauses (b) through (e) do not materially impair the use, occupancy, value or marketability of title of the property subject thereto.

“Person” means any natural person, corporation, company, partnership (general or limited), limited liability company, trust, joint venture, estate, association, organization, labor union or other entity or Governmental Entity.

“Personal Information” means any information (a) that can be used to identify a unique natural person (either alone or in combination with other information which is in the possession of the Company), and (b) that is regulated by any Data Privacy Laws as personal information, personally identifiable information or personal data.

“Pre-Closing Tax Period” means (a) any taxable periods ending on or before the Closing Date and (b) the portion of any taxable period through the end of the Closing Date for any Straddle Periods.

“Privacy Agreements” contracts that are in effect between the Company and any Person from whom the Company has collected or otherwise obtained Personal Information, and contracts the Company has entered into regarding the process of Personal Information with a customer, vendor, marketing affiliate or other business partner.

“Privacy Policies” means all written policies (both internal and external-facing) of the Company relating to the Company’s processing of Personal Information, including, all website and mobile application privacy policies.

“Pro Rata Percentage” means, for each Seller, fifty percent (50%).

“Proceeding” means any litigation, suits, actions, claims, charges, complaints, audits, grievances, arbitrations, examinations, investigations, hearings, inquiries and other proceedings of any nature (in each case, whether civil, criminal, administrative, judicial or investigative, whether formal or informal, and whether public or private).

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“Projected First Earnout SaaS Revenue Amount” means $8,824,335.

“Projected Second Earnout SaaS Revenue Amount” means $15,556,754.

“Proprietary Rights” means all rights in and to the following throughout the world: (a) patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice) and any reissues, continuations, continuations-in-part, divisions, continued prosecution applications, extensions, as well as all reissues or reexaminations thereof; (b) trademarks, service marks, trade dress, trade names, internet domain names, and all registrations and applications for registration thereof, together with all goodwill associated therewith; (c) copyrights and works of authorship, and all registrations and applications for registration thereof; (d) mask works and all registrations and applications for registration thereof; (e) computer software (including source code and object code, data, and related documentation); (f) Confidential Information; and (g) all other forms of intellectual property.

“Protected Health Information” or “PHI” has the meaning as set forth at 45 C.F.R. § 160.103.

“Restricted Cash” means any cash or cash equivalents which are not freely usable by the Company because they are subject to restrictions, limitations or the imposition of Taxes on use or distribution by Law, Contract or otherwise, including (i) restrictions on dividends and repatriations or any other form of restriction or (ii) the imposition of any withholding Tax or other Tax on any such cash if it were to be distributed or otherwise repatriated to the Company.

“SaaS Revenues” means the aggregate revenues recognized as software as a service of the Company’s products and services set forth on Exhibit B by the Company or any of its Affiliates (including Buyer) after Closing, calculated in accordance with the Accounting Principles. For the avoidance of doubt, SaaS Revenues will be calculated in accordance with GAAP as if the transactions contemplated by this Agreement had not taken place.

“Sales Tax Liability” means (i) any and all Liability of the Company for Taxes arising from the state and local sales and similar Taxes in the Designated Sales Tax Jurisdictions and (ii) any and all Liability of the Company for Taxes arising from state and local sales and similar Taxes in any jurisdiction other than the Designated Sales Tax Jurisdictions; provided, that the aggregate Liability under clause (ii) shall not exceed $100,000.

“Second Earnout Measurement Period” means the 12-month period commencing on September 1, 2022 and ending August 31, 2023.

“Second Year Earnout Percentage” means a percentage equal to (a) the SaaS Revenues recognized during the Second Earnout Measurement Period divided by (b) the Projected Second Earnout SaaS Revenue Amount.

“Seller Fundamental Representations” means the representations and warranties regarding the Sellers set forth in Sections 5.1 (Authorization), 5.2 (No Breach), 5.3 (No Violation), 5.4 (Governmental Entities and Consents), 5.6 (Investor Representations) and 5.7 (Brokerage).

“Target Net Working Capital” means $0.00.

“Tax” means any federal, state, local, foreign or other income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, escheat, real property, personal property, capital stock, social security, unemployment, healthcare, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever and any other duties, levies, imposts, fees, assessments, amounts or other charges in the nature of a tax, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing and regardless of whether in dispute or not; the foregoing shall include any Taxes as a result of transferee, successor or secondary liability.

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“Tax Return” means any return, declaration, report, claim for refund, information return or other document (including any related or supporting schedule, attachment, appendix, statement or information and any amendment thereof) filed or required to be filed with any Governmental Entity in connection with the determination, assessment or collection of any Tax of any Person or the administration of any Laws, regulations or administrative requirements relating to any Tax.

“Tax Sharing Agreement” means any Contract, practice or understanding with respect to the allocation, assumption, sharing, gross-up, indemnification or payment of Taxes (including any advanced pricing agreement or closing agreement), except for such an agreement, arrangement practice or understanding entered into in the ordinary course of business and consistent with past practice and which does not have a principal purpose relating to Taxes.

“Transaction Documents” shall mean the following (and their exhibits and attachments): (a) this Agreement; and (b) any agreement, certificate, schedule or other instrument delivered pursuant to this Agreement or any other Transaction Document; provided, that, “Transaction Documents” shall not be deemed to include the Employment Agreements.

“Working Capital Adjustment Amount” means the amount, if any, by which (a) Estimated Net Working Capital exceeds the Target Net Working Capital (in which case there shall be a positive adjustment to the Closing Cash Payment) or (b) the Estimated Net Working Capital is less than the Target Net Working Capital (in which case there will be a negative adjustment to the Closing Cash Payment).

Additional Defined Terms:

Defined Term	Section Number
“Accounting Firm”	Section 2.5(d)
“Accounting Principles”	Section 4.6(b)
“Actual Cash”	Section 2.5(b)
“Actual Company Indebtedness”	Section 2.5(b)
“Actual Company Transaction Expenses”	Section 2.5(b)
“Actual Net Working Capital”	Section 2.5(b)
“Adjustment Deficit”	Section 2.5(f)(i)
“Adjustment Surplus”	Section 2.5(f)(i)
“Affiliate Contract”	Section 4.22
“Affordable Care Act”	Section 4.18(a)
“Agreed Adjustments”	Section 2.5(d)
“Agreement”	Preamble
“Applicable Survival Date”	Section 7.1(b)
“Basket”	Section 7.2(c)(i)
“Breaching Seller”	Section 7.2(c)(iii)
“Buyer”	Preamble
“Buyer Certificate”	Section 2.5(b)
“Buyer General Representations”	Section 7.1(a)

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Defined Term	Section Number
“Buyer Indemnitees”	Section 7.2(a)
“Buyer Parties”	Section 9.3
“Cardholder Data”	Section 4.12(k)
“CIC Earnout Share Price”	Section 2.6(e)(iv)(A)
“CIC Notice”	Section 2.6(e)(i)
“CIC Performance Percentage”	Section 2.6(e)(iv)(B)
“CIC Shares”	Section 2.6(e)(iv)(C)
“Claim Certificate”	Section 7.2(d)(i)
“Claim Dispute Notice”	Section 7.2(d)(ii)
“Claim Objection Period”	Section 7.2(d)(ii)
“Claim Recipient”	Section 7.2(d)(ii)
“Claimant”	Section 7.2(d)(ii)
“Closing”	Section 2.3
“Closing Balance Sheet”	Section 2.5(b)
“Closing Certificate”	Section 2.5(a)
“Closing Date”	Section 2.3
“Closing Shares”	Section 2.2(b)(iii)
“Company”	Preamble
“Company General Representations”	Section 7.1(a)
“Company Health Plan”	Section 4.18(h)
“Company Plan”	Section 4.18(a)
“Company Software”	Section 4.12(a)
“Continuing Employees”	Section 8.8(a)(i)
“Data Processors”	Section 4.12(j)
“Disclosure Schedule”	Article 4
“Disputed Item”	Section 2.5(c)
“Earnout Amounts”	Section 2.6(a)(ii)
“Earnout Objection Notice”	Section 2.6(c)(i)
“Earnout Review Period”	Section 2.6(c)(i)
“Earnout Statement”	Section 2.6(a)(ii)
“Employee Pension Plans”	Section 4.18(a)
“Employee Welfare Plans”	Section 4.18(a)
“Employment Agreement”	Section 3.1(a)
“Enforceability Exceptions”	Section 4.3
“ERISA Affiliate”	Section 4.18(a)
“Estimated Cash”	Section 2.5(a)
“Estimated Company Indebtedness”	Section 2.5(a)
“Estimated Company Transaction Expenses”	Section 2.5(a)
“Estimated Net Working Capital”	Section 2.5(a)
“Final Closing Cash Payment”	Section 2.5(e)
“Final Resolution”	Section 7.2(e)
“Financial Statements”	Section 4.6(a)
“First Customer Earnout Amount”	Section 2.6(a)(iii)
“First Earnout Amount”	Section 2.6(a)(i)
“First Earnout Amount Per Share Price”	Section 2.6(b)(i)
“First Earnout Statement”	Section 2.6(a)(i)
“First Year CIC Cash Earnout Amount”	Section 2.6(e)(iv)(D)
“First Year CIC Earnout Amount”	Section 2.6(e)(ii)

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Defined Term	Section Number
“First Year CIC Second Year Earnout Amount”	Section 2.6(e)(iv)(E)
“First Year CIC Shares”	Section 2.6(e)(iv)(F)
“FLSA”	Section 4.17(a)
“Fundamental Expiration Date”	Section 7.1(a)
“General Cap”	Section 7.2(c)(ii)
“General Expiration Date”	Section 7.1(a)
“Interim Financial Statements”	Section 4.6(a)
“IRCA”	Section 4.17(g)
“KTS”	Section 9.13
“Latest Balance Sheet”	Section 4.6(a)
“Material Contract”	Section 4.11(a)
“Material Customer”	Section 4.23
“Material Supplier”	Section 4.23(a)
“Multiemployer Plan”	Section 4.18(a)
“New Benefit Plans”	Section 8.8(a)(ii)
“Noncompete Period”	Section 8.1(a)(i)
“Objection Notice”	Section 2.5(c)
“Old Benefit Plans”	Section 8.8(a)(ii)
“OSHA”	Section 4.17(h)
“Other Plans”	Section 4.18(a)
“Party”	Preamble
“Payoff Amounts”	Section 2.4
“Payoff Letter”	Section 2.4
“PEO”	Section 4.17(a)
“PEO Plan”	Section 4.18(a)
“Plans”	Section 4.18(a)
“Pre-Closing Tax Return”	Section 8.7(a)
“Privileged Communications”	Section 9.13(b)
“Purchase Price”	Section 2.2(a)
“Purchase Price Cap”	Section 7.2(c)(iii)
“Purchased Units”	Recitals
“Push-Out Election”	Section 8.7(i)
“Released Persons”	Section 7.3
“Repaid Indebtedness”	Section 2.4
“Required Consents”	Section 3.1(e)
“Restricted Stock Agreements”	Section 3.1(b)
“Restrictive Covenants”	Section 8.1(c)
“Review Period”	Section 2.5(c)
“Second Customer Earnout Amount”	Section 2.6(a)(iv)
“Second Earnout Amount”	Section 2.6(a)(ii)
“Second Earnout Amount Per Share Price”	Section 2.6(b)(ii)
“Second Earnout Statement”	Section 2.6(a)(ii)
“Second Year CIC Cash Earnout Amount”	Section 2.6(e)(iv)(G)
“Second Year CIC Earnout Amount”	Section 2.6(e)(iii)
“Second Year CIC Shares”	Section 2.6(e)(iv)(H)
“Securities Act”	Section 4.4(a)
“Seller(s)”	Preamble
“Seller General Representations”	Section 7.1(a)

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Defined Term	Section Number
“Seller Indemnitees”	Section 7.2(b)
“Seller Tax Return”	Section 8.7(a)
“Settlement and Release Agreements”	Section 3.1(c)
“Share Cap”	Section 2.6(f)
“Straddle Period”	Section 8.7(b)
“Straddle Tax Return”	Section 8.7(a)
“Tax Contest”	Section 8.7(f)
“Third Party Claim”	Section 7.2(d)(iii)
“Transaction Tax Deductions”	Section 8.7(a)
“Transfer Taxes”	Section 8.6
“Unaudited Financials”	Section 4.6(a)
“VDA Process”	Section 8.7(j)
“WARN Act”	Section 4.17(e)
“Withholding Agent”	Section 2.7
“Year End Financial Statement”	Section 4.6(a)

Article 2
PURCHASE AND SALE

2.1       Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Sellers shall sell, transfer and deliver to Buyer, free and clear of all Liens and Buyer shall purchase from the Sellers, the Purchased Units.

2.2       Purchase Price; Payments by Buyer.

(a)       The aggregate purchase price (the “Purchase Price”) payable by Buyer for the Purchased Units, which units constitute all of the Equity Interests of the Company, shall be calculated as follows, subject to the payment schedules and adjustments provided in this Article 2:

(i)       the Closing Cash Payment; plus

(ii)      the Adjustment Holdback Amount; plus

(iii)     the Closing Equity Value; plus

(iv)    the contingent right to receive the Earnout Amounts, the First Customer Earnout Amount and the Second Customer Earnout Amount set forth in Section 2.6.

(b)       On the Closing Date, Buyer shall:

(i)       pay to the Sellers, an aggregate amount equal to the Closing Cash Payment (estimated as provided in Section 2.5) allocated among the Sellers as set forth on the Closing Certificate in accordance with their Pro Rata Percentages, by wire transfer of immediately available funds to the account of such Seller set forth in the Closing Certificate;

(ii)       on behalf of the Company, pay in respect of Repaid Indebtedness to the lenders and creditors set forth on Schedule 2.4 by wire transfer of immediately available funds, amounts equal to the Payoff Amounts;

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(iii)       issue to the Sellers, an aggregate 5,021,972 shares of Buyer Common Stock, representing the Closing Equity Value, subject to the terms and conditions of the Restricted Stock Agreements, allocated among the Sellers in accordance with their Pro Rata Percentages, by book entry to an account of each such Seller (the “Closing Shares”); and

(iv)       on behalf of the Company, pay in cash by wire transfer of immediately available funds to such account(s) as the Company specifies in the Closing Certificate the aggregate amount of all previously unpaid Company Transaction Expenses as of the Closing, which are payable to third Persons (it being understood that, as described in Section 8.3, Buyer shall be responsible for the payment of up to $285,000 of the Company Transaction Expenses, whether paid at or prior to Closing, and if there are Company Transaction Expenses in excess of $285,000 only such excess amounts that are unpaid as of immediately prior to the Closing shall reduce the Closing Cash Payment).

2.3       Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall occur as of 10:00 a.m. Eastern Time on the date of this Agreement, by telephone and by the electronic exchange of the closing deliveries set forth in Article 3, or at such other time and on such other date as the Parties mutually agree (the date on which the Closing occurs, the “Closing Date”).

2.4       Repaid Indebtedness. With respect to the Company Indebtedness set forth on Schedule 2.4 (the “Repaid Indebtedness”), the Company shall obtain an executed payoff and lien release letter (each, a “Payoff Letter”) in a form reasonably satisfactory to Buyer from the applicable lender or creditor, which Payoff Letters may include: (a) the balance required to pay off all obligations arising in connection with such Company Indebtedness in whole as of the Closing (including outstanding principal, all accrued and unpaid interest, prepayment penalties or interest and the per-diem interest amount (such amount through and including the Closing Date, the “Payoff Amounts”)); (b) a statement from each secured creditor that upon payment of the applicable Payoff Amount, any related Lien or security interests in the assets of the Company shall immediately be released; and (c) wiring instructions for the payment of the Payoff Amounts at the Closing.

2.5       Purchase Price Adjustment. The Purchase Price and the Closing Cash Payment shall be adjusted, upward or downward, on a dollar-for-dollar basis, as set forth below:

(a)       Not later than two (2) Business Days prior to the Closing Date, the Company shall prepare and deliver to Buyer a certificate (the “Closing Certificate”), in form and substance reasonably acceptable to Buyer, setting forth the Company’s good faith estimate of the following: (i) Net Working Capital (the “Estimated Net Working Capital”); (ii) Cash as of immediately prior to the Closing and prior to giving effect to the transactions contemplated by this Agreement (“Estimated Cash”); (iii) Indebtedness of the Company as of immediately prior to the Closing (“Estimated Company Indebtedness”); (iv) any unpaid Company Transaction Expenses as of immediately prior to the Closing (“Estimated Company Transaction Expenses”); and (v) the Closing Cash Payment based on the foregoing. The Closing Certificate shall be accompanied by a schedule of information showing (x) the Company’s method of calculating the items set forth thereon and (y) a schedule of the applicable payment(s) to each Person receiving payments pursuant to Section 2.2(b) (including for the payment of Repaid Indebtedness and Company Transaction Expenses). Buyer will have the opportunity to review and comment on the Closing Certificate; provided, that the review by Buyer shall not affect or otherwise limit the rights of Buyer under the provisions of this Agreement.

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(b)       Not later than 5:00 p.m., Eastern Time, on the day that is ninety (90) days after the Closing Date, Buyer shall prepare and deliver to the Sellers a certificate (the “Buyer Certificate”), which shall contain the following: (i) an unaudited balance sheet as of immediately prior to the Closing and prior to giving effect to the transaction contemplated by this Agreement (the “Closing Balance Sheet”); (ii) Buyer’s good faith calculations of: (A) Net Working Capital as of immediately prior to the Closing and prior to giving effect to the transactions contemplated by this Agreement (“Actual Net Working Capital”), (B) Cash as of immediately prior to the Closing and prior to giving effect to the transactions contemplated by this Agreement (“Actual Cash”), (C) Indebtedness of the Company as of immediately prior to the Closing (“Actual Company Indebtedness”), (D) any unpaid Company Transaction Expenses as of immediately prior to the Closing (“Actual Company Transaction Expenses”) and (E) the Closing Cash Payment based on the foregoing; and (iii) the amount, if any, by which the Closing Cash Payment, calculated by replacing Estimated Net Working Capital, Estimated Cash, Estimated Company Indebtedness and Estimated Company Transaction Expenses with, respectively, Actual Net Working Capital, Actual Cash, Actual Company Indebtedness and Actual Company Transaction Expenses, is less than or greater than the calculation of the Closing Cash Payment at Closing set forth in the Closing Certificate. The Buyer Certificate shall include reasonable detail of the calculations and a description of the reasons for variations from the Estimated Net Working Capital, Estimated Cash, Estimated Company Indebtedness and Estimated Company Transaction Expenses, if any. The Buyer Certificate shall be accompanied by a schedule of information showing Buyer’s method of calculating the items set forth thereon. The Sellers and their representatives shall cooperate in the preparation of the Closing Balance Sheet and the Buyer Certificate as reasonably requested by Buyer; provided, that any such cooperation by Sellers shall not affect or otherwise limit the rights of Sellers under the provisions of this Agreement.

(c)       Following the delivery by the Buyer of the Buyer Certificate, the Buyer shall cause the Company to permit the Sellers and their representatives to have reasonable access during normal business hours to (and shall be allowed to make copies of) the books, records and other documents of the Company to extent pertaining to or used in connection with preparation of the Buyer Certificate. The Sellers and their accountants may make reasonable inquires of the Buyer, the Company and their respective senior management employees regarding questions concerning the Buyer Certificate arising in the course of their review thereof, and the Buyer and the Company shall use commercially reasonable efforts to cause any such senior management employees to cooperate with and respond to such inquires. Not later than 5:00 p.m., Eastern Time, on the day that is thirty (30) days after Buyer’s delivery of the Buyer Certificate (the “Review Period”), the Sellers may give Buyer written notice (an “Objection Notice”) setting forth, in reasonable detail, the Sellers’ objections to Buyer’s calculations of Actual Net Working Capital, Actual Cash, Actual Company Indebtedness or Actual Company Transaction Expenses and the Closing Cash Payment (each such disputed item therein, a “Disputed Item”). If the Sellers do not properly deliver to Buyer an Objection Notice within the Review Period, then the Closing Balance Sheet, Actual Net Working Capital, Actual Cash, Actual Company Indebtedness, Actual Company Transaction Expenses and the Closing Cash Payment as determined by Buyer in the Buyer Certificate shall be conclusive and binding upon each of the Parties, and constitute the final determination of Actual Net Working Capital, Actual Cash, Actual Company Indebtedness and Actual Company Transaction Expenses for purposes of this Agreement.

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(d)       Following Buyer’s receipt of an Objection Notice (if any), the Sellers and Buyer shall use commercially reasonable efforts to negotiate and resolve the Disputed Items by written agreement (the “Agreed Adjustments”) for a period of thirty (30) days. In the event Buyer and the Sellers resolve any of the Disputed Items, the Closing Certificate, as adjusted by the Agreed Adjustments, shall be final and binding on each of the Parties. If Buyer and the Sellers are unable to reach agreement on all of the Disputed Items within the thirty (30) day period (or such longer period mutually agreed to by Buyer and the Sellers), then any such remaining Disputed Items (and only such Disputed Items) shall be submitted to Deloitte & Touche LLP or such other impartial nationally recognized firm of independent certified public accountants mutually agreed upon by Buyer and Sellers (the “Accounting Firm”). Buyer and the Sellers shall use commercially reasonable efforts to cause the Accounting Firm to make its final determination of Actual Net Working Capital, Actual Cash, Actual Company Indebtedness and Actual Company Transaction Expenses, in accordance with the terms of this Agreement, as soon as reasonably practicable, and in any event, within the thirty (30) day period following such engagement. Buyer and the Sellers shall provide the Accounting Firm with their respective determinations of Net Working Capital, Cash, Company Indebtedness and Company Transaction Expenses, as well as any supporting documentation reasonably requested by the Accounting Firm and have an opportunity to meet with the Accounting Firm to provide their respective views as to such Disputed Items. In conducting its review, the Accounting Firm shall act as an expert for the limited purpose of deciding the Disputed Items referred to in the Objection Notice (that did not subsequently become Agreed Adjustments) in accordance with the terms of this Agreement, and may not award damages, interest or penalties to any Party with respect to any matter. The Accounting Firm shall make its final determination in writing as to any such Disputed Items within the dollar ranges set forth in the Buyer Certificate and the Objection Notice, which determination shall be final, binding and conclusive on the Parties, absent manifest error. The fees and expenses of the Accounting Firm shall be allocated between Buyer and the Sellers such that the Sellers shall be responsible for that portion of the fees and expenses equal to such fees and expenses multiplied by a fraction, the numerator of which is the aggregate dollar value of issues in dispute submitted to the Accounting Firm that are resolved in a manner further from the position submitted to the Accounting Firm by the Sellers and closer to the position submitted to the Accounting Firm by Buyer (as finally determined by the Accounting Firm), and the denominator of which is the total dollar value of the issues in dispute so submitted, and Buyer shall be responsible for the remainder of such fees and expenses. Any portion of the Accounting Firm’s fees and expenses payable hereunder by the Sellers shall be paid jointly and severally by the Sellers promptly, but in any event, within five (5) Business Days of the Accounting Firm’s determination of the items in dispute.

(e)       Following the final determination of the Actual Net Working Capital, Actual Cash, Actual Company Indebtedness, and Actual Company Transaction Expenses, the Closing Cash Payment shall be recalculated by replacing Estimated Net Working Capital, Estimated Cash, Estimated Company Indebtedness and Estimated Company Transaction Expenses with, respectively, Actual Net Working Capital, Actual Cash, Actual Company Indebtedness and Actual Company Transaction Expenses, in each case as finally determined in accordance with this Section 2.5 (the “Final Closing Cash Payment”). The Parties agree that the purpose of determining Actual Net Working Capital, Actual Cash, Actual Company Indebtedness, and Actual Company Transaction Expenses, and the adjustments pursuant to this Section 2.5 is to measure differences from the amounts of the Estimated Net Working Capital, Estimated Cash, Estimated Company Indebtedness, and Estimated Company Transaction Expenses and to determine the Final Closing Cash Payment in accordance with the terms of this Agreement.

(f)       Upon the final determination of the Final Closing Cash Payment:

(i)       if the Final Closing Cash Payment is greater than the Closing Cash Payment calculated at Closing (an “Adjustment Surplus”), then Buyer shall pay (or cause to be paid) to the Sellers, in accordance with their Pro Rata Percentages, an aggregate amount equal to such Adjustment Surplus plus the Adjustment Holdback Amount; or

(ii)       if the Final Closing Cash Payment is less than the Closing Cash Payment calculated at Closing (an “Adjustment Deficit”), then Buyer shall (A) retain from the Adjustment Holdback Amount an amount equal to the Adjustment Deficit and (B) pay to the Sellers, by wire transfer of immediately available funds and in accordance with their Pro Rata Percentages, the balance of the Adjustment Holdback Amount, if any. If the Adjustment Holdback Amount is insufficient to satisfy the Adjustment Deficit, Buyer shall be entitled to recover the balance of the Adjustment Deficit (after the Adjustment Holdback Amount is exhausted) from the Sellers on a joint and several basis, in accordance with their Pro Rata Percentages.

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(g)       Any payment or instruction required to be made or delivered under this Section 2.5 shall be made within ten (10) Business Days of the final determination of the Final Closing Cash Payment.

2.6       Earnout.

(a)       Earnout Amounts.

(i)       Subject to the terms of this Section 2.6, Buyer shall pay to Sellers an amount equal to seventy-five percent (75%) of the SaaS Revenues recognized in the First Earnout Measurement Period minus $655,000 (such payment amount, the “First Earnout Amount”); provided, that the First Earnout Amount shall not to be less than $0. Buyer shall deliver to the Sellers, not later than 5:00 p.m., Eastern Time, on the day that is forty-five (45) days after the last day of the First Earnout Measurement Period, a statement setting forth in reasonable detail Buyer’s determination of the First Earnout Amount and the First Customer Earnout Amount (the “First Earnout Statement”) as determined in the good-faith discretion of Buyer. The First Earnout Amount shall be paid by Buyer within ten (10) days after final determination of the First Earnout Amount pursuant to Section 2.6(c) by:

(A)       payment to the Sellers of an aggregate amount equal to fifty percent (50%) of the First Earnout Amount allocated among the Sellers in accordance with their Pro Rata Percentages, by wire transfer of immediately available funds to an account designated by such Seller;

(B)       issuance to the Sellers of an aggregate number of shares of Buyer Common Stock equal to (1) fifty percent (50%) of the First Earnout Amount divided by (2) the First Earnout Amount Per Share Price, which shares shall be allocated among the Sellers in accordance with their Pro Rata Percentages, by book entry to an account of each such Seller.

An illustration of the calculation of the First Earnout Amount is set forth on Exhibit C.

(ii)       Subject to the terms of this Section 2.6, Buyer shall pay to Sellers an amount equal to forty percent (40%) of the SaaS Revenues recognized in the Second Earnout Measurement Period (the “Second Earnout Amount” and together with the First Earnout Amount, the “Earnout Amounts”). Buyer shall deliver to the Sellers, not later than 5:00 p.m., Eastern Time, on the day that is sixty (60) days after the last day of the Second Earnout Measurement Period, a statement setting forth in reasonable detail Buyer’s determination of the Second Earnout Amount and the Second Customer Earnout Amount (the “Second Earnout Statement” and, together with the First Earnout Statement, the “Earnout Statements” and each an “Earnout Statement”) as determined in the good-faith discretion of Buyer. The Second Earnout Amount shall be paid by Buyer within ten (10) days after final determination of the Second Earnout Amount pursuant to Section 2.6(c) by:

(A)       payment to the Sellers of an aggregate amount equal to fifty percent (50%) of the Second Earnout Amount allocated among the Sellers in accordance with their Pro Rata Percentages, by wire transfer of immediately available funds to an account designated by such Seller;

(B)       issuance to the Sellers of an aggregate number of shares of Buyer Common Stock equal to (1) fifty percent (50%) of the Second Earnout Amount divided by (2) the Second Earnout Amount Per Share Price, which shares shall be allocated among the Sellers in accordance with their Pro Rata Percentages, by book entry to an account of each such Seller.

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An illustration of the calculation of the Second Earnout Amount is set forth on Exhibit C.

(iii)       Subject to the terms of this Section 2.6, Buyer shall pay to Sellers an amount equal to $1,000,000 (the “First Customer Earnout Amount”) if, (A) as of the first anniversary of the Closing Date, the Customer has not provided written notice to the Company of either the Customer’s termination of or the Customer’s non-renewal of the Customer MSA in accordance with its terms and (B) as of June 1, 2022, the aggregate contracted monthly revenue under the Customer MSA is not less than $175,250. The First Customer Earnout Amount shall be paid by Buyer within ten (10) days after final determination of the First Earnout Amount pursuant to Section 2.6(c). The First Customer Earnout Amount shall be paid by issuance to the Sellers of an aggregate number of shares of Buyer Common Stock equal to (1) the First Customer Earnout Amount divided by (2) the Customer Earnout Share Price, which shares shall be allocated among the Sellers in accordance with their Pro Rata Percentages, by book entry to an account of each such Seller.

(iv)       Subject to the terms of this Section 2.6, Buyer shall pay to Sellers an amount equal to $1,000,000 (the “Second Customer Earnout Amount”) if, (A) as of the second anniversary of the Closing Date, the Customer has not provided written notice to the Company of either the Customer’s termination of or the Customer’s non-renewal of the Customer MSA in accordance with its terms and (B) as of June 1, 2023, the aggregate contracted monthly revenue under the Customer MSA between the Company and the Customer is not less than $175,250. The Second Customer Earnout Amount shall be paid by Buyer within ten (10) days after final determination of the Second Earnout Amount pursuant to Section 2.6(c). The Second Customer Earnout Amount shall be paid by issuance to the Sellers of an aggregate number of shares of Buyer Common Stock equal to (1) the Second Customer Earnout Amount divided by (2) the Customer Earnout Share Price, which shares shall be allocated among the Sellers in accordance with their Pro Rata Percentages, by book entry to an account of each such Seller. Buyer shall not, and shall cause the Company not to, enter into any amendment to or modification of the Customer MSA prior to June 1, 2023 without the prior written consent of the Sellers.

(b)       Earnout Amount Per Share Price.

(i)       The “First Earnout Amount Per Share Price” means:

(A)       if the Company achieves a First Year Earnout Percentage of less than eighty percent (80%), a per share price equal to the average of the closing share price of the Buyer Common Stock on each of the thirty (30) trading days ending immediately prior to the last day of the First Earnout Measurement Period; and

(B)       if the Company achieves a First Year Earnout Percentage of eighty percent (80%) or more, a per share price equal to the lesser of (1) the average of the closing share price of the Buyer Common Stock on each of the thirty (30) trading days ending immediately prior to the last day of the First Earnout Measurement Period and (2) a per share price calculated as an amount between $3.50 and $5.50 (in each case, such amounts shall be adjusted to equitably reflect any stock splits, stock dividends, reverse stock splits or similar actions with respect to the Buyer Common Stock effected after the Closing Date), with the exact amount to be linearly interpolated based on the First Year Earnout Percentage, where the achievement of a First Year Earnout Percentage of 80% results in a value per share of Buyer Common Stock of $5.50 (such amount to be adjusted to equitably reflect any stock splits, stock dividends, reverse stock splits or similar actions with respect to the Buyer Common Stock effected after the Closing Date) and the achievement of a First Year Earnout Percentage of 100% or higher results in a value per share of Buyer Common Stock of $3.50 (such amount to be adjusted to equitably reflect any stock splits, stock dividends, reverse stock splits or similar actions with respect to the Buyer Common Stock effected after the Closing Date). For illustrative purposes only, if the SaaS Revenues for the First Earnout Measurement Period were $8,384,068, the First Year Earnout Percentage would be 95% and the calculation of the per share price under subsection (2) would be $4.00.

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(ii)       The “Second Earnout Amount Per Share Price” means:

(A)       if the Company achieves less than eighty percent (80%) of the Projected Second Earnout SaaS Revenue Amount in the Second Earnout Measurement Period, as determined in the Second Earnout Statement, a per share price calculated as the average of the closing share price of the Buyer Common Stock on each of the thirty (30) trading days immediately prior to the last day of the Second Earnout Measurement Period; and

(B)       if the Company achieves a Second Year Earnout Percentage of at least eighty percent (80%), a per share price equal to the lesser of (1) the average of the closing share price of the Buyer Common Stock on each of the thirty (30) trading days ending immediately prior to the last day of the Second Earnout Measurement Period and (2) a per share price calculated as an amount between $4.50 and $6.50 (in each case, such amounts shall be adjusted to equitably reflect any stock splits, stock dividends, reverse stock splits or similar actions with respect to the Buyer Common Stock effected after the Closing Date), with the exact amount to be linearly interpolated based on the Second Year Earnout Percentage, where the achievement of a Second Year Earnout Percentage of 80% results in a value per share of Buyer Common Stock of $6.50 (such amount to be adjusted to equitably reflect any stock splits, stock dividends, reverse stock splits or similar actions with respect to the Buyer Common Stock effected after the Closing Date) and the achievement of a Second Year Earnout Percentage of 100% or higher results in a value per share of the Buyer Common Stock of $4.50 (such amount to be adjusted to equitably reflect any stock splits, stock dividends, reverse stock splits or similar actions with respect to the Buyer Common Stock effected after the Closing Date). For illustrative purposes only, if the SaaS Revenues for the Second Earnout Measurement Period were $13,233,241, the Second Year Earnout Percentage would be 85% and the calculation of the per share price under subsection (2) would be $6.00.

(c)       Earnout Disputes.

(i)       Following the delivery by Buyer of each Earnout Statement, Buyer shall cause the Company to permit the Sellers and their representatives to have reasonable access during normal business hours to (and shall be allowed to make copies of) the books, records and other documents of the Company to extent pertaining to or used in connection with preparation of the Earnout Statement. The Sellers and their accountants may make reasonable inquiries of the Buyer, the Company and their respective senior management employees concerning the Earnout Statement arising in the course of their review thereof, and the Buyer and the Company shall use commercially reasonable efforts to cause any such senior management employees to reasonably cooperate with and respond to such inquiries. Not later than 5:00 p.m., Eastern Time, on the day that is thirty (30) days after Buyer’s delivery of each Earnout Statement (the “Earnout Review Period”), the Sellers may give Buyer written notice (an “Earnout Objection Notice”) setting forth, in reasonable detail, the Sellers’ objections to such Earnout Statement. If the Sellers do not properly deliver to Buyer an Earnout Objection Notice within the Earnout Review Period, then the applicable Earnout Statement delivered by Buyer shall be conclusive and binding upon each of the Parties, and constitute the final determination of the First Earnout Amount or Second Earnout Amount as applicable set forth in such Earnout Statement.

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(ii)       Following Buyer’s receipt of an Earnout Objection Notice (if any), the Sellers and Buyer shall use commercially reasonable efforts to negotiate in good faith and resolve all of their disagreements with respect to the applicable Earnout Amount within thirty (30) days after delivery of the Earnout Objection Notice. If Buyer and the Sellers are unable to reach agreement regarding the applicable Earnout Amount within such thirty (30) day period (or such longer period mutually agreed to by Buyer and the Sellers), then Buyer and Sellers shall, within five (5) days thereafter, jointly retain the Accounting Firm, which shall determine, on the basis set forth in and in accordance with this Section 2.6, and only with respect to those specific adjustments in the Earnout Objection Notice on which Buyer and Sellers have not agreed, whether and to what extent, if any, the Earnout Amount set forth in such Earnout Statement requires adjustment. Buyer and the Sellers shall use commercially reasonable efforts to cause the Accounting Firm to make its final determination of applicable Earnout Amount, in accordance with the terms of this Agreement, as soon as reasonably practicable, and in any event, within the thirty (30) day period following such engagement. Buyer and the Sellers shall provide the Accounting Firm with their respective determinations of the Earnout Amount, as well as any supporting documentation reasonably requested by the Accounting Firm and have an opportunity to meet with the Accounting Firm to provide their respective views as to the Earnout Amount. The Accounting Firm shall make its final determination of the matters in dispute in writing, which determination shall be final, binding and conclusive on the Parties, absent manifest error. Any disagreements among the Parties with respect to any matters of law or the interpretation of this Agreement remain subject to the dispute resolution provisions set forth in Section 9.11. The fees and expenses of the Accounting Firm shall be paid by whichever Party’s proposed calculation of the applicable Earnout Amount is furthest from the amount determined by the Accounting Firm.

(d)       Operational Covenants. During the Earnout Measurement Period, Buyer shall act in good-faith and not take any actions that have the primary intent of materially reducing any Earnout Amount. Buyer agrees that, during the Earnout Measurement Period, Buyer shall cause the Company to keep separate books and records of the Company reasonably sufficient to calculate the First Earnout Amount and the Second Earnout Amount.

(e)       Change of Control Transaction.

(i)       Buyer shall provide Sellers with written notice of any Change of Control Transaction no later than fifteen (15) days prior to consummation of such Change of Control Transaction (a “CIC Notice”), which CIC Notice shall provide a reasonable description of the Change of Control Transaction, Buyer’s good faith calculation of the First Year CIC Earnout Amount or Second Year CIC Earnout Amount, as applicable, together with reasonable supporting materials for its calculation of the CIC Performance Percentage, CIC Earnout Share Price and the resulting First Year CIC Cash Earnout Amount or Second Year CIC Cash Earnout Amount, as applicable, and applicable number of CIC Shares.

(ii)       If Buyer consummates a Change of Control Transaction during the First Earnout Measurement Period, the Earnout Amount due and payable to Sellers shall be the First Year CIC Cash Earnout Amount plus the First Year CIC Shares (such amount, the “First Year CIC Earnout Amount”). The First Year CIC Earnout Amount shall be paid pursuant to the following: (A) on the closing date of such Change of Control Transaction, Buyer shall pay (or cause to be paid) the First Year CIC Cash Earnout Amount to the Sellers, allocated among the Sellers in accordance with their Pro Rata Percentages, by wire transfer of immediately available funds to an account designated by each Seller and (B) at least five (5) Business Days prior to the earlier of (1) the closing date of such Change of Control Transaction or (2) the date holders of Buyer Common Stock are required to tender such shares or otherwise take any action to cause such shares to be included in such Change of Control Transaction, issue to the Sellers, the First Year CIC Shares (which issuance shall be conditioned upon the actual consummation of the Change of Control Transaction), allocated among the Sellers in accordance with their Pro Rata Percentages, by book entry to an account of each such Seller, which payment shall be in full and complete satisfaction of any remaining Earnout Amounts due or to become due under the terms of this Section 2.6. Additionally, if Buyer consummates a Change of Control Transaction prior to June 1, 2022 and there has not been a notice of termination or non-renewal of the Customer MSA in accordance with its terms prior to the consummation of such Change of Control Transaction, then Buyer shall pay to the Sellers the full First Customer Earnout Amount and the full Second Customer Earnout Amount, paid by issuance to the Sellers of an aggregate number of shares of Buyer Common Stock equal to (1) the First Customer Earnout Amount plus the Second Customer Earnout Amount, divided by (2) the Customer Earnout Share Price, which shares shall be allocated among the Sellers in accordance with their Pro Rata Percentages, by book entry to an account of each such Seller. An illustration of the calculation of the First Year CIC Earnout Amount is set forth on Exhibit C.

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(iii)       If Buyer consummates a Change of Control Transaction during the Second Earnout Measurement Period, the Earnout Amount due and payable to Sellers shall be the Second Year CIC Cash Earnout Amount, plus the Second Year CIC Shares, plus the amount of any previously earned but unpaid First Earnout Amount payable pursuant to Section 2.6(a)(i) (such amount, the “Second Year CIC Earnout Amount”). The Second Year CIC Earnout Amount shall be paid pursuant to the following: (A) on the closing date of such Change of Control Transaction, Buyer shall pay (or cause to be paid) the Second Year CIC Cash Earnout Amount to the Sellers, allocated among the Sellers in accordance with their Pro Rata Percentages, by wire transfer of immediately available funds to an account designated by each Seller and (B) at least five (5) Business Days prior to the earlier of (1) the closing date of such Change of Control Transaction or (2) the date holders of Buyer Common Stock are required to tender such shares or otherwise taken any action to cause such shares to be included in such Change of Control Transaction, issue to the Sellers, the Second Year CIC Shares allocated among the Sellers in accordance with their Pro Rata Percentages, by book entry to an account of each such Seller, which payment shall be in full and complete satisfaction of any remaining Earnout Amounts due or to become due under the terms of this Section 2.6. Any previously earned but unpaid Earnout Amount shall be paid in accordance with the immediately prior sentence, if not earlier due pursuant to the terms of this Agreement. Additionally, if Buyer consummates a Change of Control Transaction after June 1, 2022 but prior to June 1, 2023, the full First Customer Earnout Amount was earned, and there has not been a notice of termination or non-renewal of the Customer MSA in accordance with its terms prior to the consummation of such Change of Control Transaction, then Buyer shall pay to the Sellers the full Second Customer Earnout Amount, paid by issuance to the Sellers of an aggregate number of shares of Buyer Common Stock equal to (1) the Second Customer Earnout Amount, divided by (2) the Customer Earnout Share Price, which shares shall be allocated among the Sellers in accordance with their Pro Rata Percentages, by book entry to an account of each such Seller. An illustration of the calculation of the Second Year CIC Earnout Amount is set forth on Exhibit C.

(iv)       Solely for the purpose of this Section 2.6(e), the following terms have the respective meanings set forth below:

(A)       “CIC Earnout Share Price” means (1) the average of the closing share price of Buyer Common Stock on each of the thirty (30) trading days immediately prior to the earlier of (x) signing of a definitive agreement by Buyer or any of its Affiliates with respect to a Change of Control Transaction and (y) public announcement of such Change of Control Transaction or (2) if the CIC Performance Percentage is equal to or greater than 80%, the lesser of (I) the amount determined pursuant to subsection (1) and (II) with respect to the First Year CIC Shares a per share price calculated as an amount between $3.50 and $5.50 (in each case, such amounts shall be adjusted to equitably reflect any stock splits, stock dividends, reverse stock splits or similar actions with respect to the Buyer Common Stock effected after the Closing Date) and with respect to the Second Year CIC Shares a per share price calculated as an amount between $4.50 and $6.50, with the exact amount to be linearly interpolated based on the CIC Performance Percentage, where the achievement of a CIC Performance Percentage of 80% results in a per share price of Buyer Common Stock of $5.50 and $6.50 (in each case, such amounts shall be adjusted to equitably reflect any stock splits, stock dividends, reverse stock splits or similar actions with respect to the Buyer Common Stock effected after the Closing Date), respectively, and the achievement of a CIC Performance Percentage of 100% or higher results in a per share price of Buyer Common Stock of $3.50 and $4.50 (in each case, such amounts shall be adjusted to equitably reflect any stock splits, stock dividends, reverse stock splits or similar actions with respect to the Buyer Common Stock effected after the Closing Date), respectively. For illustrative purposes only, if the CIC Performance Percentage is 90%, the calculation of the per share price of Buyer Common Stock under subsection (II) would be $4.50 (such amount shall be adjusted to equitably reflect any stock splits, stock dividends, reverse stock splits or similar actions with respect to the Buyer Common Stock effected after the Closing Date) with respect to the First Year CIC Shares and $5.50 (such amount shall be adjusted to equitably reflect any stock splits, stock dividends, reverse stock splits or similar actions with respect to the Buyer Common Stock effected after the Closing Date) with respect to the Second Year CIC Shares.

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(B)       “CIC Performance Percentage” shall mean:

(1)	If the CIC Notice is delivered in connection with a Change of Control Transaction consummated in the First Earnout Measurement Period, a percentage equal to (x) the aggregate SaaS Revenues recognized in the calendar months completed from the Closing Date to the delivery of such CIC Notice divided by (y) the aggregate projected SaaS Revenues for such applicable calendar months set forth on Schedule 2.6(e).

(2)	If the CIC Notice is delivered in connection with a Change of Control Transaction consummated in the Second Earnout Measurement Period, a percentage equal to (x) the aggregate SaaS Revenues recognized in the calendar months completed from the first day of the Second Earnout Measurement Period to the delivery of such CIC Notice divided by (y) the aggregate projected SaaS Revenues for such applicable calendar months set forth on Schedule 2.6(e).

(C)       “CIC Shares” means First Year CIC Shares and Second Year CIC Shares, as applicable.

(D)       “First Year CIC Cash Earnout Amount” means an aggregate amount equal to fifty percent (50%) of the aggregate of (1) (x) seventy-five percent (75%) multiplied by (y) the product of the CIC Performance Percentage multiplied by the Projected First Earnout SaaS Revenue Amount plus (2) the First Year CIC Second Year Earnout Amount.

(E)       “First Year CIC Second Year Earnout Amount” means the product of (1) forty percent (40%) multiplied by (2) the Company’s monthly recurring revenue (calculated in accordance with GAAP) as of the end of the month immediately preceding a Change of Control Transaction multiplied by (3) 12; provided however, if the CIC Performance Percentage for such Change of Control Transaction is equal to or greater than 85%, then the First Year CIC Second Year Earnout Amount shall be equal to the greater of (I) the product of (1), (2) and (3) of this definition and (II) $4,000,000.00.

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(F)       “First Year CIC Shares” means a number of shares of Buyer Common Stock equal to (1) the First Year CIC Cash Earnout Amount divided by (2) the CIC Earnout Share Price with respect to such First Year CIC Shares.

(G)       “Second Year CIC Cash Earnout Amount” means an aggregate amount equal to fifty percent (50%) of (1) forty percent (40%) multiplied by (2) the CIC Performance Percentage multiplied by the Projected Second Earnout SaaS Revenue Amount.

(H)       “Second Year CIC Shares” means a number of shares of Buyer Common Stock equal to (1) the Second Year CIC Cash Earnout Amount divided by (2) the CIC Earnout Share Price with respect to such Second Year CIC Shares.

(f)       Share Cap. Notwithstanding anything to the contrary herein, in no event shall Buyer issue to the Sellers or any other party, in connection with the Earnout Amounts, a number of shares of Buyer Common Stock, that together with all of the shares of Buyer Common Stock issued pursuant to this Agreement in the aggregate would equal a number that, as a percentage, is more than 19.9% of the issued and outstanding shares (fully diluted) of Buyer on the Closing Date (as adjusted to equitably reflect any stock splits, stock dividends, reverse stock splits or similar actions with respect to the Buyer Common Stock effected after the Closing Date) (“Share Cap”). In the event that the Share Cap would be exceeded based on the Earnout Amount achieved, Buyer will be required to issue only that number of shares of Buyer Common Stock that Buyer determines in good faith that when added to all of the shares of Buyer Common Stock previously issued pursuant to this Agreement will not exceed the Share Cap and pay the remainder of the Earnout Amount in cash, which payment shall be equal to the implied value of such shares of Buyer Common Stock that were not issued due to the Share Cap (determined as the excess, if any, of the closing trading price on the date immediately prior to the date such shares otherwise would be issuable pursuant to the terms hereof compared to the applicable First Earnout Amount Per Share Price, Second Earnout Amount Per Share Price, the Customer Earnout Share Price and CIC Earnout Share Price of the shares not issued pursuant to this Section 2.6(f)).

2.7       Withholding. Notwithstanding any other provision in this Agreement, Buyer and Company (including any Person acting on behalf of either) (a “Withholding Agent”) shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts such Withholding Agent is required to deduct and withhold under the Code, the Treasury Regulations or any provision of applicable Tax Law. Any amounts the Withholding Agent is required to withhold pursuant to this Section 2.7 shall first be deducted against the cash proceeds payable pursuant to this Agreement; provided, for the avoidance of doubt, that if such cash proceeds are not sufficient the Withholding Agent shall be entitled to deduct and withhold from any non-cash proceeds. The Withholding Agent shall timely and properly remit to the appropriate Governmental Entity any amounts so withheld. To the extent that any such amounts are so deducted or withheld and properly paid over to the applicable Governmental Entity in accordance with applicable Law, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Article 3
CLOSING DELIVERIES

3.1       Company and Seller Closing Deliveries. On or prior to the Closing Date, the Company and the Sellers shall have delivered to Buyer each of the following:

(a)       the Employment Agreement, in the form attached hereto as Exhibit A (each an “Employment Agreement”), duly executed by J. Shaikh;

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(b)       the Restricted Stock Agreements (the “Restricted Stock Agreements”), duly executed by the Sellers;

(c)       the Settlement and Release Agreements (the “Settlement and Release Agreements”), duly executed by each of the Company, Greg Forshey, William Schriver, and Zach Johnson;

(d)       an assignment, duly executed by each of the Sellers, or any other instruments of transfer necessary to convey the Purchased Units to Buyer, in form and substance reasonably acceptable to Buyer;

(e)       the waivers, consents and approvals set forth on Schedule 3.1(e) (collectively, the “Required Consents”);

(f)       non-foreign affidavits, duly executed by the Sellers, dated as of the Closing Date and sworn under penalty of perjury, in form and substance required under the Treasury Regulations issued pursuant to Section 1445 and 1446(f) of the Code stating that each of the Sellers is not a “foreign person” for purposes of Section 1445 and 1446(f) of the Code and the Treasury Regulations promulgated thereunder;

(g)       the Closing Certificate, duly executed by an authorized officer of the Company;

(h)       a certificate, duly executed by any authorized officer of the Company, dated the Closing Date, certifying as to the truth and correctness of (x) resolutions duly adopted by the board of managers of the Company authorizing the execution, delivery and performance of this Agreement and the other documents and agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby, (y) the Organizational Documents of the Company and (z) certificates of the appropriate officials of each jurisdiction where the Company is, or is required to be, qualified to do business stating that Company is in good standing, qualified to do business or the equivalent certified on a date not greater than ten (10) business days prior to the Closing Date;

(i)       the Payoff Letters; and

(j)       the First Amendment to Commercial Lease Agreement for leased premises located at 1172 Satellite Blvd. NW, Suwanee, Georgia, duly executed by the Company and Peachtree Tech Village, LLC.

3.2       Buyer Closing Deliveries. On or prior to the Closing Date, Buyer shall have delivered to the Company and the Sellers each of the following:

(a)       the Employment Agreements, duly executed by Buyer;

(b)       the Restricted Stock Agreements, duly executed by Buyer; and

(c)       the Closing Shares, or evidence of issuance thereof.

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Article 4
REPRESENTATIONS AND WARRANTIES REGARDING
THE COMPANY

Except as set forth in the applicable schedules corresponding to the section(s) or subsection(s) of this Article 4 in the schedules delivered by the Company and Sellers to Buyer in connection with the execution of this Agreement (the “Disclosure Schedule”), the Company hereby represents and warrants to Buyer that:

4.1       Organization and Power. The Company is a limited liability company, duly formed, validly existing and in good standing under the Laws of the State of Georgia. The Company is qualified to do business and is in good standing in each jurisdiction listed on Schedule 4.1, which jurisdictions constitute all of the jurisdictions in which the ownership of properties or the conduct of the Business requires the Company to be so qualified and the failure to so qualify would not constitute a Material Adverse Effect. The Company has all requisite power and authority and all Government Licenses and authorizations necessary to own and operate its assets and to carry on its business as presently conducted. The Company has all requisite limited liability company power and authority to execute and deliver this Agreement and each other agreement, document or instrument or certificate contemplated hereby and to perform its obligations hereunder and thereunder and to consummate the transaction contemplated hereby and thereby. The Organizational Documents of the Company that have previously been furnished to Buyer in the Data Room reflect all amendments thereto and are correct and complete in all material respects. Copies of all minutes and corporate resolutions which have been adopted have been provided to Buyer in the Data Room and are correct and complete copies of such minutes and resolutions. The Company is not in default under or in violation of any provision of its Organizational Documents. A correct and complete list of the managers and officers of the Company is set forth on Schedule 4.1.

4.2       Subsidiary. The Company does not own, directly or indirectly, any capital stock or other Equity Interests in any other corporation, partnership or other Person.

4.3       Authorization. The execution, delivery and performance by the Company of this Agreement and each other agreement, document or instrument or certificate contemplated hereby has been, and each of the transactions contemplated hereby or thereby have been, duly and validly authorized by the Company and no other act or Proceeding on the part of the Company, the Sellers or the board of managers of the Company is necessary to authorize the execution, delivery or performance by the Company of this Agreement or each other agreement, document or instrument or certificate contemplated hereby or the consummation of any of the transactions contemplated hereby or thereby, in each case, to which such Person is a party. This Agreement has been duly executed and delivered by the Company and this Agreement constitutes, and each other agreement, document, instrument or certificate contemplated hereby upon execution and delivery by the Company will constitute, a valid and binding obligation of the Company (assuming due authorization, execution, and delivery by Buyer) enforceable against the Company, in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar laws of general application relating to or affecting creditors’ rights and to general equity principles (such exceptions to enforceability, collectively, the “Enforceability Exceptions”).

4.4       Capitalization.

(a)       Authorized and Outstanding Equity Interests. The entire authorized Equity Interests of the Company are as set forth on Schedule 4.4(a). All of the outstanding Equity Interests of the Company are as set forth on Schedule 4.4(a) and are held of record by the Sellers in the respective amounts set forth on Schedule 4.4(a). Except with respect to the Purchased Units (all of which are held by the Sellers), the Company does not have any issued or outstanding Equity Interests or hold units of membership interest (or other Equity Interests) in its treasury and no other Person has the right to acquire any Equity Interests of the Company. The unit ledger set forth in the Company’s operating agreement provided in the Data Room is consistent with Schedule 4.4(a) and accurately reflects the outstanding Equity Interests recorded by the Company. All of the outstanding units of membership interest (or, where applicable, other Equity Interests) of the Company have been duly authorized, validly issued and are fully paid and non-assessable. The Company has not violated the Securities Act of 1933, as amended (the “Securities Act”), any state “blue sky” or securities laws, any other similar legal requirement or any preemptive or other similar rights of any Person in connection with the issuance, repurchase or redemption of any of its Equity Interests, except to the extent such violation would be barred pursuant to the applicable statute of limitations.

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(b)       Liens on Equity Interests, etc. Except as set forth on Schedule 4.4(b) or in the Organizational Documents: (i) there are no preemptive rights, rights of first refusal, rights of first offer, or other similar rights in respect of any Equity Interests of the Company, (ii) there are no Liens to which the Company is subject, or other Contract to which the Company is subject, relating to the ownership, transfer or voting of any Equity Interests in the Company, (iii) except for the transactions contemplated by this Agreement, there is no Contract to which the Company is a party, or provision in the Organizational Documents of the Company which obligates the Company to purchase, redeem or otherwise acquire, or make any payment (including any dividend or distribution) in respect of, any Equity Interest in the Company and (iv) there are no existing rights with respect to registration under the Securities Act of any Equity Interests in the Company.

4.5       No Breach. Except as set forth on Schedule 4.5, the execution, delivery and performance by the Company of this Agreement and each other agreement, document or instrument or certificate contemplated hereby and the consummation of each of the transactions contemplated hereby or thereby do not and will not: (a) violate, conflict with, result in any breach of, constitute a default under, result in the termination or acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any of the (i) Organizational Documents or (ii) any contract, agreement, arrangement, indenture, mortgage, loan agreement, lease, sublease, license, sublicense, franchise, Government License, obligation or instrument to which the Company is a party or by which it is bound or affected or to which any of its assets are bound or affected; (b) result in the creation or imposition of any Lien (other than Permitted Liens) upon any assets or any of the Equity Interests of the Company; (c) require any authorization, consent, approval, exemption or other action by or notice to any court or other Governmental Entity or other Person in each case resulting from any Law or Government License to which the Company is subject, or by which the Company or the Company’s assets are bound or affected; or (d) violate or require any consent or notice under any Law, stipulation, injunction, charge or other restriction of any Governmental Entity to which the Company is, or any of its assets are, subject, or by which the Company is, or any of its assets are, bound or affected.

4.6       Financial Statements.

(a)       The Company has made available and attached as Schedule 4.6(a), correct and complete copies of the following: (i) the unaudited balance sheets and related statements of income, stockholders’ equity and cash flows of the Company as of and for the fiscal years ended December 31, 2019 (the “Unaudited Financials”), (ii) the audited balance sheets and related statements of income, stockholders’ equity and cash flows of the Company as of and for the fiscal years ended December 31, 2020 ((i) and (ii) the “Year End Financial Statements”); and (iii) the unaudited balance sheet (the “Latest Balance Sheet”) and related statements of income, stockholders’ equity and cash flows of the Company as of and for the six (6)-months ended June 30, 2021 (the “Interim Financial Statements”, and together with the Year End Financial Statements, the “Financial Statements”).

(b)       The Financial Statements (including in all cases the notes thereto, if any) (i) are accurate and complete in all material respects; (ii) except for the Unaudited Financials, were prepared in accordance with GAAP consistently applied except as described in Schedule 4.6(b) (the “Accounting Principles”), subject, in the case of the Interim Financial Statements to normal year-end adjustments (none of which will be material individually or in the aggregate) and the absence of footnotes; (iii) present fairly, in all material respects, the financial position of the Business and the Company as of the applicable dates and for the respective periods then ended. All books, records and accounts of the Company are accurate and complete and are maintained, in all material respects, in accordance with good business practice and applicable Law.

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(c)       Except as set forth on Schedule 4.6(c), the Company has not identified or been made aware of (i) any deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud or intentional misrepresentation, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.

(d)       All accounts receivable of the Company are (i) bona fide receivables incurred in the ordinary course of business, properly reflected on the Company’s books and records and Financial Statements in accordance with the Accounting Principles and (ii) except as set forth on Schedule 4.6(d)(ii) are not subject to any counterclaim, or a claim for a chargeback, deduction, credit, set-off or other offset, other than as reflected by the reserve for bad debts. No Person has any Lien (other than Permitted Liens) on any accounts receivable or any part thereof, and no agreement for deduction, free goods or services, discount or other deferred price or quantity adjustment has been made by the Company with respect to any accounts receivable other than in the ordinary course of business.

4.7       Absence of Undisclosed Liabilities. Except as set forth on Schedule 4.7, the Company does not have any Liabilities of any kind required to be disclosed on financial statements prepared in accordance with GAAP, except for Liabilities that are: (a) the type of Liabilities set forth on the face of the Financial Statements or have arisen since the date thereof in the ordinary course of business; (b) executory Liabilities under Material Contracts set forth in Schedule 4.11, or Contracts entered into in the ordinary course of business that do not constitute Material Contracts (none of which is a Liability resulting from, arising out of, relating to, in the nature of, or caused by any breach (or default) of contract, breach of warranty, tort, infringement, violation of Law, environmental matter, claim or lawsuit); (c) disclosed on Schedule 4.7; (d) incurred as a result of or arising out of the transactions contemplated under this Agreement; or (e) do not exceed $20,000 in the aggregate.

4.8       No Material Adverse Effect. Since January 1, 2021, no Material Adverse Effect has occurred.

4.9       Absence of Certain Developments. Except as set forth on Schedule 4.9, the Company has since January 1, 2021, (i) conducted its business only in the ordinary course of business consistent with past custom and practice and (ii) used its reasonable efforts to maintain the business, employees, customers, assets and operations as an ongoing concern in accordance with past practice. Without limiting the foregoing, since January 1, 2021 through the date hereof, the Company has not:

(a)       sold, assigned, leased, licensed or otherwise disposed of any of its fixed assets or real properties, or mortgaged, pledged or subjected its assets to any Lien, except for Permitted Liens, or cancelled without fair consideration any debts or claims owing to or held by it;

(b)       sold, assigned, leased, licensed, transferred, abandoned or permitted to lapse any Government Licenses or any Proprietary Rights that are material to the Business, except for non-exclusive licenses to end-user customers or incidental to the sale, lease or purchase of products or services granted in the ordinary course of business consistent with past practice;

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(c)       other than in the ordinary course of business or as required under the terms of a Plan or applicable Law, (i) awarded or paid any bonuses or commissions to any employee, officer, manager, or member (or other equivalent Person), (ii) entered into any employment, deferred compensation, severance or similar agreement (or materially amended any such agreement) or agreed to increase the compensation payable or to become payable by it to any employee, officer, manager, or member (or other equivalent Person), (iii) increased or agreed to increase the compensation payable or to become payable by it to any current or former manager, member (or other equivalent Person), officer, employee or consultant, (iv) increased or agreed to increase, amend or terminate in any material respect the coverage or benefits available under any severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, including any Plan, payment or arrangement made to, for or with such current or former manager, member (or other equivalent Person), officer, employee or consultant (or other equivalent Person), as applicable, (v) made any other change in employment terms for any employee, officer, manager, or member (or other equivalent Person), or (vi) amended or renegotiated any existing collective bargaining agreement, entered into any new collective bargaining agreement or Multiemployer Plan or conducted its cash management customs and practices (including the collection of receivables, payment of payables, maintenance of inventory control and pricing and credit practices) other than in the usual and ordinary course of business consistent with past custom and practice;

(d)       made any capital expenditures or commitments in excess of $20,000, other than computers and related equipment purchased in connection with the Business;

(e)       made any loans or advances to, or Guarantees for the benefit of, or entered into any transaction with any Insider, except for the transactions contemplated by this Agreement and for advances consistent with past custom and practice made to employees, officers and managers (or other equivalent Person) for travel expenses incurred in the ordinary course of business;

(f)       suffered any destruction or casualty loss or waived any rights related thereto of material value, whether or not covered by insurance and whether or not in the ordinary course of business or consistent with past custom and practice;

(g)       recorded any sales revenues pursuant to transactions in which the purchaser of such products or services, at a future date has the right to elect early termination of such services and receive a refund of service fees paid, as applicable, or has the right to return such products at a future date;

(h)       issued or sold or agreed to issue or sell any notes, bonds or other debt securities or any equity securities or any securities convertible, exchangeable or exercisable into any equity securities;

(i)       created, incurred, assumed or guaranteed any Indebtedness;

(j)       declared, set aside or paid any dividend or distribution of cash or other property to any member with respect to Equity Interests or purchased, redeemed or otherwise acquired any Equity Interests or any warrants, options or other rights to acquire its Equity Interests, or made any other payments to any member or holder of Equity Interests of the Company;

(k)       made any capital investment in, any loan to, or any acquisition of the securities or assets of any other Person (other than acquisitions of inventory in the ordinary course) or taken any steps to incorporate or form any subsidiary;

(l)       amended or authorized the amendment of the Organizational Documents of the Company;

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(m)       other than expressly included in the audited Year End Financial Statements, made any change (or made a request to any Governmental Entity for a change) in accounting or Tax reporting principles, methods or policies;

(n)       failed to promptly pay invoices for services rendered to the Company when due except where disputed in good faith by appropriate proceedings involving amounts of less than $20,000 individually or in the aggregate;

(o)       (1) made, changed or revoked any Tax election, (2) prepared or filed any amended Tax Return or prepared any Tax Return in a manner inconsistent with past practice, (3) settled or compromised any Tax Proceeding or Liability, (4) surrendered any claim for refund, (5) entered into any Tax Sharing Agreement, (6) entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, non-U.S. or other Law), (7) consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, or (8) incurred any liability for Taxes outside the ordinary course of business consistent with past practice or failed to timely file any Tax Return (taking into account applicable extensions);

(p)       (1) made any change in the prices or terms of distribution of the products or services, (2) made any change to its pricing, discount, allowance or return policies, (3) other than in the ordinary course of business consistent with past practice, granted any pricing, discount, allowance or return terms for any customer or supplier, including by modifying the manner in which the Company licenses or otherwise distributes its products, including making any change in the proportion of fully paid-up and subscription-based licenses granted to customers, or (4) decreased the amount of any maintenance, subscription or support renewal fees due to from the amount of such maintenance, subscription or support renewal fee payable during the preceding twelve-month period;

(q)       instituted or settled any Proceeding; or

(r)       agreed, committed, arranged or entered into any understanding to do anything set forth in this Section 4.9.

4.10       Title and Condition of Real Properties. The Company does not own nor has ever owned any real property. Schedule 4.10 sets forth the address of the Leased Real Property and a list of all Leases (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) for the Leased Real Property. The Company has delivered to Buyer in the Data Room a true and complete copy of each Lease set forth in Schedule 4.10. Except as set forth in Schedule 4.10, with respect to each Lease: (i) each Lease is legal, valid, binding, enforceable (subject to the Enforceability Exceptions) and in full force and effect; (ii) the transactions contemplated hereby do not require the consent of any other party to any Lease, will not result in a breach of or default under any Lease, or otherwise cause any Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing; (iii) neither the Company nor to the Knowledge of the Company, any other party to any Lease, is in material breach or material default under such Lease and no material event has occurred or material circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a material breach or material default or permit the termination, modification or acceleration of rent under any Lease; (iv) to the Knowledge of the Company there are no material disputes with respect to any Lease; (v) no security deposit or portion thereof deposited with respect to any Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full; (vi) there are no forbearance programs in effect with respect to any Lease; (vii) the Company has not assigned, subleased, mortgaged, deeded in trust or otherwise transferred or encumbered any Lease or any interest therein; (viii) the Company’s possession and quiet enjoyment of the Leased Real Property under any Lease has not been disturbed; (ix) the Company has not collaterally assigned or granted any other security interest in any Lease or any interest therein; and (x) there are no Liens on the estate or interest created by any Lease. All buildings, improvements and other property on the Leased Real Property have received all required approvals of Governmental Entities (including certificates of occupancy and other Government Licenses) required in connection with the operation thereof, except for any such approvals for which the failure to so receive would not have a Material Adverse Effect. The improvements constructed on the Leased Real Property, including all leasehold improvements, owned or leased by the Company are (a) in good operating condition and repair, subject to ordinary wear and tear, (b) sufficient for the operation of the Business as presently conducted and (c) in conformity with all applicable Laws, Orders and other requirements relating thereto currently in effect. The Leased Real Property identified on Schedule 4.10 comprises all the real property occupied and used by the Company.

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4.11       Contracts and Commitments.

(a)       Except as set forth on Schedule 4.11(a), the Company is not party or subject to or bound by any of the following (a Contract or other item responsive to any of the following categories (whether or not set forth on Schedule 4.11(a)), a “Material Contract”):

(i)       any Contracts with Material Customers or Material Suppliers;

(ii)       any broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts which have required payments by the Company in excess of $20,000 in the prior twelve months or on their terms require payments by Company of $20,000 or more annually;

(iii)       any outstanding loan, advance or investment by the Company to any Person (excluding advances to employees for de minimis business expenses made in the ordinary course of business, consistent with past practice that are not material, individually or in the aggregate);

(iv)       any Contracts with independent contractors or consultants (or similar arrangements) which have payment obligations of the Company in excess of $20,000 annually;

(v)       all Contracts granting any Person an option or a right of first refusal, first offer or similar preferential right to purchase any of the Equity Interests, assets or services of the Company;

(vi)       any Contract granting any Person “most favored nation”, “most favored customers”, or similar price or term protections or other rights obligating the Company to change the conditions of such Contract based on better terms of conditions provided to other Persons;

(vii)       any Contracts with any Governmental Entity;

(viii)       any Contracts that limit or purport to limit the ability of the Company or any of its managers, officers or employees to (A) own, operate, sell, transfer, pledge or otherwise dispose of or encumber any of its assets or services or (B) compete or engage in any line of business or compete or engage in any business with any Person or in any geographic area or during any period of time;

(ix)       any joint venture, partnership or similar Contracts;

(x)       any Contracts for the sale, assignment, lease, license or other disposition of Company’s assets, except for (a) non-exclusive licenses granted to end-user customers for the sale, lease or purchase of Company Software in the ordinary course of business consistent with past practice, and (b) Contracts granting non-exclusive licenses to business software and off-the-shelf software, in each case, that is commercially available on standard terms from third-party vendors and require payments by the Company less than $20,000 in the prior twelve months or on their terms require payments by Company of $20,000 or less annually;

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(xi)       any Contracts entered into relating to (a) the acquisition or disposition of any business (whether by merger, sale of Equity Interests, sale or assets or otherwise) or material portion of any assets or property (real or personal, tangible or intangible), or (b) the sale, transfer, issuance, redemption or disposition of any Equity Interests of any other Person;

(xii)       any powers of attorney with respect to the Company or the Business;

(xiii)       any written Contract with any employee entitled to receive compensation in excess of $50,000 annually that is not terminable at-will and all collective bargaining agreements or other Contracts with any labor organization, union or association;

(xiv)       any Contracts providing for any severance, “stay pay” or termination fee or payment with any manager, officer or employee or consultant of the Company or any fee, penalty, or payment related to an individual providing services to the Company that will be triggered in whole or in part, with or without a subsequent event, by consummation of the transactions contemplated by this Agreement;

(xv)       any Contracts concerning confidentiality, including business associate agreements, other than any Contract with the Company’s customers entered into in the ordinary course of business or with prospective purchasers of the Company;

(xvi)       any lease or similar agreement under which the Company is the lessor of, or makes available for use by any third Person, any tangible personal property owned by the Company;

(xvii)       any Contracts providing licenses by or to the Company of any Proprietary Rights of any third party, including any settlement, development, hosting or other similar services Contracts, other than (a) non-exclusive licenses granted to end-user customers for the sale, lease or purchase of Company Software in the ordinary course of business consistent with past practice, and (b) non-exclusive licenses to business software and off-the-shelf software, in each case, that is commercially available on standard terms from third-party vendors and require payments by the Company less than $20,000 in the prior twelve months or on their terms require payments by Company of $20,000 or less annually;

(xviii)       any Contracts with any Insider, other than any Transaction Documents;

(xix)       any Contract with any professional employer organization, staffing agency, temporary employee agency or similar company or service provider;

(xx)       any Contracts involving the settlement or release of claims with any current employee, or with any former employee within the past five (5) years; and

(xxi)       any Contracts not otherwise included in the categories above involving aggregate consideration in excess of $20,000 annually.

(b)       The Company has provided complete copies of each written Material Contract, and an accurate summary of the material terms of any oral Material Contract, including any amendments, supplements, schedules, addenda or similar modifications thereto. Except as set forth on Schedule 4.11(b), with respect to each of the Material Contracts: (i) the Company has performed, in all material respects, all of the obligations required to be performed by it; (ii) the Company has not violated or breached, or declared or committed any default under, any such Contract and, to the Company’s Knowledge, no other Person has violated, breached, or declared or committed any default under, any such Contract. Except as set forth on Schedule 4.11(b), the Company has not received any written, or to the Company’s Knowledge oral, notice regarding any actual or alleged violation or breach of or material default under, or intention to terminate, cancel, materially modify, not renew or let lapse upon the expiration of its term, any Material Contract.

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4.12       Proprietary Rights.

(a)       Schedule 4.12(a) sets forth a complete and correct list of all of the following that are owned by the Company: (i) all patented or registered Proprietary Rights, including Internet domain name registrations; (ii) all pending patent applications or other applications for registration of Proprietary Rights; (iii) all trade or corporate names and all material unregistered trademarks and service marks; and (iv) all proprietary computer software owned by the Company from which it is currently deriving revenue, including from the sale, license, maintenance or other distribution or use (including use for providing SaaS services) thereof (“Company Software”), listed by the most current major point release.

(b)       The Company solely and exclusively owns and possesses all right, title and interest in and to all Owned Proprietary Rights, free and clear of all Liens, and has a valid and enforceable right to use pursuant to written Contracts, all other material Proprietary Rights used in the Business. The Proprietary Rights listed on Schedule 4.12(a), together with the Proprietary Rights licensed to, constitute all material Proprietary Rights owned by the Company and used in the operation of the Business as currently conducted.

(c)       Neither the Company Software nor the operation of the Business as currently conducted infringes, misappropriates or otherwise violates any Proprietary Rights of any other Person. Except as listed on Schedule 4.12(c), the Company has not received any written notices or other written communications regarding any of the foregoing (including written demands or unsolicited written offers to license any Proprietary Rights from any other Person due to allegations of infringement or any written requests for indemnification from any other Person). Except as listed on Schedule 4.12(c), the Company has neither requested nor received any opinions of counsel related to any of the foregoing. The Company is not under any contractual obligation, whether written or otherwise, to develop any Proprietary Rights (including any Company Software) for any third party (including any customer or end user), except for any software updates, patches, bug fixes or other software code required pursuant to software maintenance and support agreements entered into in the ordinary course of business consistent with past practice.

(d)       To the Company’s Knowledge, no third party has infringed, misappropriated, or otherwise violated any Owned Proprietary Rights.

(e)       Except as set forth on Schedule 4.12(e), (i) no loss or expiration of any of the Owned Proprietary Rights is threatened, pending or reasonably foreseeable; (ii) to the Company’s Knowledge, all of the Owned Proprietary Rights are valid, subsisting and enforceable (subject to the Enforceability Exceptions); (iii) no written claim by any third party contesting the validity, enforceability, or ownership of any of the Owned Proprietary Rights has been made or is currently outstanding; and (iv) the Company has taken actions reasonably necessary to maintain and protect all of the Owned Proprietary Rights, including the secrecy, confidentiality and value of trade secrets and other Confidential Information and will continue to maintain and protect all of the Owned Proprietary Rights prior to the Closing so as not to adversely affect the validity or enforceability thereof; and (v) the Company has entered into written confidentiality agreements with all third parties (including all of Company’s current and former employees and independent contractors) who have had access to confidential Owned Proprietary Rights acknowledging and protecting the confidentiality of any confidential Owned Proprietary Rights and any proprietary information and trade secrets of third parties which the Company is required to keep confidential.

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(f)       Except as set forth on Schedule 4.12(f), no open source, public source or freeware software is used with or integrated into any Company Software. To the Company’s Knowledge, there are no defects in any of the Company Software that would prevent the same from performing in accordance with its specifications in the same manner as immediately prior to Closing. There are no viruses, worms, Trojan horses or similar disabling codes or programs in any of the Company Software. The Company is in possession of the source code and object code for all Company Software and copies of all other material information related thereto, including installation and user documentation, engineering specifications, flow charts, related to the use and maintenance of such software. The Company is not subject to any obligation that would require it to divulge, license or otherwise provide to any Person the source code of any Company Software other than source code escrow commitments for which the sole conditions that could trigger the release of such source code are either the bankruptcy or insolvency of the Company or the failure to satisfy its maintenance obligations for such Company Software.

(g)       Except as set forth on Schedule 4.12(g), all Owned Proprietary Rights were: (i) developed by employees of the Company within the scope of their employment and pursuant to a valid and enforceable written agreement that granted the Company exclusive ownership of the employee’s development; (ii) developed by officers, managers (or other equivalent Persons), agents, consultants, contractors, subcontractors or others who have executed appropriate instruments of assignment in favor of the Company as assignee to convey to the Company all ownership of all of such Person’s rights in the relevant Proprietary Rights, (iii) with respect to copyrights included within the Owned Proprietary Rights, works for hire for which ownership vested in the Company as a matter of law, or (iv) acquired in connection with acquisitions in which the Company obtained instruments of assignments from the transferring party that granted to the Company exclusive title to the relevant Proprietary Rights.

(h)       The IT Systems are sufficient for the conduct and operation of the Business as conducted prior to date hereof. The Company has not experienced any disruption to, or interruption in, the conduct of its Business attributable to a defect, bug, breakdown or other failure or deficiency of any IT Systems owned and operated by the Company that would reasonably be expected to have a Material Adverse Effect in the twelve (12) months prior to the date of this Agreement. The Company (i) maintains commercially reasonable backup and data recovery, disaster recovery, and business continuity plans, procedures, and facilities; and (ii) acts in compliance in all material respects therewith.

(i)       The Company has maintained since the Lookback Date and currently maintains technical, administrative, and physical means with respect to the confidentiality and security of Personal Information and to protect such Personal Information from loss, unauthorized access or other misuse. Neither the Company nor, to the Company’s Knowledge, any other Person has made any illegal or unauthorized use of Personal Information collected by or on behalf of the Company, and to the Company’s Knowledge, there have been no data breaches involving any Personal Information handled by or on behalf of the Company.

(j)       The Company has obligated by Contract all Affiliates, vendors, service providers or other Persons whose relationship with the Company involves the collection, use, disclosure, storage, or processing of Personal Information on behalf of the Company (“Data Processors”), to (i) comply with all Data Privacy Laws and the Privacy Policies with respect to Personal Information, and (ii) take reasonable steps to protect and secure Personal Information from unauthorized loss, corruption, misuse, theft and unauthorized access or disclosure. To the Knowledge of the Company, no such Data Processors are in material breach of their contractual obligations.

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(k)       To the extent that the Company receives, processes, transmits or stores any financial account numbers (such as credit cards, bank accounts, PayPal accounts, debit cards), passwords, CCV data, or other related data (“Cardholder Data”), the Company has implemented and abides by information security procedures, processes and systems that have at all times met or exceeded all Laws related to the collection, storage, processing and transmission of Cardholder Data, including those established by applicable Governmental Entities, and the Payment Card Industry Standards Council (including the Payment Card Industry Data Security Standard).

4.13       Government Licenses. Set forth on Schedule 4.13 are all Government Licenses owned, held or possessed by the Company that are necessary to entitle it to own, lease, operate and use its assets and to carry on and conduct the Business substantially as conducted immediately prior to the Closing. The Company has complied with and is in material compliance with the terms and conditions of such Government Licenses and has not received any notices that it is in violation of any of the terms or conditions of such Government Licenses. The Company has taken all necessary action to maintain such Government Licenses. No loss or expiration of any such Government License is pending or, to the Knowledge of the Company, threatened other than expiration in accordance with the terms thereof.

4.14       Litigation; Proceedings. There are no Proceedings (a) pending or, to the Knowledge of the Company, threatened against the Company, the Business or any of its assets or (b) pending against any Seller or to the Knowledge of the Company pending or threatened against or affecting any of the other officers or employees of the Company, in their capacity as such, or that in any way affect or relate to the Business, or (c) to which the Company’s assets may be bound or affected, at law or in equity, or before or by any Governmental Entity. The Company is not subject to any Order of any Governmental Entity.

4.15       Compliance with Laws. The Company is and has since the Lookback Date been in compliance in all material respects with all applicable Laws. No notice of any Proceeding has been received by the Company, or filed, commenced or, to the Knowledge of the Company, threatened in writing against the Company, alleging a violation of or Liability or potential responsibility under any such Law which has not heretofore been duly cured and for which there is no remaining Liability. The Company is and has complied with all Orders to which the Company is party or subject to or otherwise bound issued or promulgated by any Governmental Entity. Without limiting the foregoing, since the Lookback Date, the Company is, and has been, in compliance in all material respects with and the execution, delivery, and performance of this Agreement and the consummation of this transaction shall not violate any (a) applicable Data Privacy Laws, (b) any Privacy Policies, and (c) all material requirements contained in Privacy Agreements. The Privacy Agreements do not require the delivery of any notice to or consent from any Person. In the last twelve (12) months, no Person (including any Governmental Entity) has provided to the Company any written notice or commenced any Proceeding against the Company relating to its use of Personal Information in the conduct of the Business. Since the Lookback Date, the Company has not received any notice, request, claim, complaint, correspondence, or other communication in writing from any Governmental Entity or other Person, and to the Company’s Knowledge there has not been any audit, investigation, enforcement action (including any fines or other sanctions), or other action relating to, any actual or alleged violation of any Data Privacy Law involving Personal Information in the possession or control of the Company, or held or processed by any vendor, processor, or other third party for or on behalf of the Company.

4.16       Environmental, Health and Safety Requirements. Except as set forth on Schedule 4.16: (a) the Company is and has been in material compliance with all Environmental Laws, which compliance includes obtaining, maintaining and complying in all material respects with all Government Licenses, required by such Environmental Laws to operate the Business; (b) there are no claims or proceedings pending or, to the Knowledge of the Company, threatened against the Company, alleging the violation of or Liability under any Environmental Laws; (c) to the Knowledge of the Company there are no facts, circumstances or conditions that could reasonably be expected to result in the Company incurring material Liabilities under Environmental Laws; (d) to the Knowledge of the Company, the premises underlying the Leased Real Property do not contain any (i) friable asbestos-containing materials, (ii) polychlorinated biphenyls in excess of 50 parts per million, (iii) underground storage tanks over which the Company exercises control or (iv) mold or other fungi at concentrations or in conditions that would present a risk to human health, safety or the environment; and (e) the Company has delivered to Buyer true, correct and complete copies of all material environmental, health and safety assessments, audits, investigations, or other such reports relating to the Company or the Leased Real Property.

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4.17       Employees.

(a)       Set forth on Schedule 4.17(a) is a true, accurate and complete list of (i) all employees of the Company, including any employees of Justworks Employment Group LLC (the “PEO”) or its affiliates assigned to or providing services to the Company pursuant to the Customer Services Agreement between the Company and the PEO, specifying each employee’s name, title, department, hire date, location, status (full-time/part-time/seasonal/temporary/PEO/non-PEO), classification as exempt or non-exempt under the Fair Labor Standards Act (the “FLSA”) or any similar applicable Laws, current year annual salary amounts or hourly wage, current year to date bonuses, commissions and incentives paid or payable to each full-time and part-time employee of the Company, and full prior year actual bonuses, commissions and incentives paid to each full-time and part-time employee of the Company; and (ii) all Persons engaged by the Company as consultants, independent contractors and advisors of the Company at any time since the Lookback Date, specifying each Person’s name, start date, end date (if applicable), location, current year to date total compensation, and compensation rate.

(b)       Except as set forth on Schedule 4.17(b), each employee, independent contractor and consultant of the Company is terminable at will, without payment of severance or other compensation or consideration, and without advance notice. Except as set forth on Schedule 4.17(b), there are no agreements or understandings between the Company and any of its employees, independent contractors or consultants that their employment or services will be for any particular period. Except as set forth on Schedule 4.17(b), no employee of the Company has a written employment agreement with the Company and there are not any oral or informal arrangements, commitments or promises between the Company and any employees, independent contractors or consultants of the Company that have not been documented as part of the formal written agreements between any such individuals and the Company. Except as set forth on Schedule 4.17(b), as of the date hereof, no executive, key employee or group of employees of the Company has announced any plans to terminate employment with the Company, nor, to the Knowledge of the Company, does any such executive, key employee or group of employees intend to terminate his, her or their employment with the Company.

(c)       The Company is, and has been since the Lookback Date, in compliance in all material respects with all applicable Laws relating to the employment of labor, including provisions thereof relating to wages, hours, workplace safety, paid and unpaid leave, equal opportunity, collective bargaining, layoffs, immigration compliance and the payment of social security and other taxes, and, to the Knowledge of the Company, the Company has no Liability by reason of material non-compliance with such applicable Laws. The Company has no knowledge of any circumstance that is reasonably likely to give rise to any material claim by a current or former employee for compensation on termination of employment. All amounts that the Company is legally required to withhold from its employees’ wages and to pay to any Governmental Entity as required by applicable Law have been withheld and paid, and the Company does not have any outstanding obligation to make any such withholding or payment, other than with respect to an open payroll period. As of the date hereof, there are no administrative charges or court complaints pending or, to the Knowledge of the Company, threatened in writing against the Company before the U.S. Equal Employment Opportunity Commission or any federal, foreign, state or local court or agency concerning alleged employment discrimination or any other matters relating to the employment of labor. Since the Lookback Date, the Company has promptly, thoroughly and impartially investigated any employment discrimination or sexual harassment allegations of, or against, any of the Company’s employees. When indicated by its policies, the Company has taken prompt corrective action that is reasonably calculated to prevent further discrimination or harassment and the Company does not reasonably expect to incur any material liability with respect to such allegations. As of the date hereof (other than Company Transaction Expenses paid at Closing), all compensation, including wages, commissions and bonuses, payable to all employees, independent contractors and consultants for services performed on or prior to the date hereof have been paid in full (or accrued in full on the Latest Balance Sheet) and except as set forth on Schedule 4.17(c), there are no outstanding agreements, understandings or commitments of the Company with respect to any compensation, commissions or bonuses.

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(d)       There is no unfair labor practice charge or complaint pending or, to the Knowledge of the Company, threatened in writing against the Company before the National Labor Relations Board or any similar foreign, state or local body, nor has any such charge or complaint been made since the Lookback Date. Since the Lookback Date, the Company has not experienced any union organization attempts, labor disputes or work stoppage or slowdowns due to labor disagreements. There is not, and has not been since the Lookback Date, any labor strike, dispute, work stoppage, slowdown, lockout or other similar labor disruption or dispute affecting the Company or any employees, independent contractors or consultants of the Company, with respect to their work for the Company. As of the date of this Agreement, there is no request for union representation pending and no question concerning union representation has been raised. As of the date of this Agreement, there is no grievance or arbitration Proceeding pending. The Company is not, and since the Lookback Date has not been, a party to, bound by, or negotiating any Contract with any labor or union agreement, and there is not, and since the Lookback Date there has not been, any union, works council or labor organization representing or purporting to represent any employee, independent contractor or consultant of the Company. With respect to the transactions contemplated by this Agreement, any notice required by any Law or collective bargaining agreement has been given, and any bargaining obligations have been or prior to the Closing Date will be satisfied.

(e)       Since the Lookback Date, the Company has not implemented any employee layoffs that could implicate the Worker Adjustment and Retraining Notification Act set forth at 29 U.S.C. §210, et seq., or any similar foreign, state or local Law, regulation or ordinance (the “WARN Act”), and, as of the date of this Agreement, no such action is planned or anticipated, and no such layoffs will be implemented without advance notification to the Buyer.

(f)       All current and former employees of the Company who have been classified as exempt under the FLSA or any similar applicable Laws have been properly classified and treated as such, and all current and former employees of the Company have been properly compensated for all time worked in accordance with the FLSA and similar Laws. No individual classified by the Company as an independent contractor or other nonemployee status would be deemed an employee or common-law employee under applicable federal or state laws, or under any of the Plans, and each individual classified by the Company as an independent contractor has been properly classified as such, and none of the Company, any employee of the Company, or any of the Plans may have any material Liability as a result of any individual being improperly classified by the Company as either an independent contractor or an employee.

(g)       Since the Lookback Date, the Company has complied in all respects with the Immigration Reform and Control Act of 1986 and all regulations promulgated thereunder (“IRCA”) with respect to the completion, maintenance and other documentary requirements of Forms I-9 (Employment Eligibility Verification Forms) for all Company employees and the re-verification of the employment status of any and all Company employees whose employment authorization documents indicated a limited period of employment authorization. The Company has only employed Persons authorized to work in the United States. The Company has not received any written notice of any inspection or investigation relating to its alleged noncompliance with or violation of IRCA, nor has it been warned, fined or otherwise penalized by reason of any failure to comply with IRCA.

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(h)       (i) The Company is and at all relevant times has been in compliance with any applicable COVID-19 related safety and health standards and regulations issued and enforced by the Occupational Safety and Health Administration (“OSHA”) and any applicable OSHA-approved state plan; (ii) the Company is and has at all relevant times been in compliance with the paid and unpaid leave requirements of the Families First Coronavirus Response Act; (iii) to the extent the Company has granted employees paid sick leave or paid family leave under the Families First Coronavirus Response Act, the Company has obtained and retained all required documentation required to substantiate eligibility for sick leave or family leave tax credits; and (iv) except as set forth on Schedule 4.17(h), the Company has conducted no layoffs, furloughs, salary, pay or benefits reductions or hours reductions in response to COVID-19.

4.18       Employee Benefit Plans.

(a)       Except as set forth on Schedule 4.18(a), the Company does not sponsor, maintain, contribute to, participate under, or have any Liability with respect to (i) any employee pension benefit plan (as defined in Section 3(2) of ERISA) whether or not terminated (the “Employee Pension Plans”); (ii) any employee welfare benefit plans (as defined in Section 3(1) of ERISA) whether or not terminated (“Employee Welfare Plans”); or (iii) any employment agreement, offer letter, consulting agreement, or any other plan, policy, program, agreement or arrangement (whether or not terminated or reduced to writing) which provides retirement or welfare benefits, deferred compensation benefits, bonus benefits or compensation, incentive benefits or compensation, vacation, paid-time off, severance benefits or compensation, transaction, retention or “change of control” (as set forth in Code Section 280G) benefits or compensation, equity or equity based compensation, stock or equity option or stock or equity purchase benefits or compensation or any other program, plan, policy, agreement or arrangement which provides for employee benefits or compensation, including, without limitation, any plan maintained by a professional employer organization for the benefit of current or former employees or service providers of the Company or any spouse, dependent or beneficiary thereof (“Other Plans”). Any Employee Pension Plan, any Employee Welfare Plan, and any Other Plan, other than any “multiemployer plan” (as defined in Section 3(37) of ERISA) (“Multiemployer Plan”), shall be referred to herein collectively as the “Plans.” Schedule 4.18(a) indicates whether each Plan is sponsored by the Company (a “Company Plan”) or by the PEO (a “PEO Plan”). Neither the Company nor any other Person who would be considered to be a single employer with the Company pursuant to Section 414 of the Code (“ERISA Affiliate”) participates in or contributes to and has not participated in or contributed to any Multiemployer Plan or other plan subject to Title IV of ERISA or Sections 412 or 430 of the Code nor does the Company nor any ERISA Affiliate have any other Liability, including any potential withdrawal liability, with respect to any Multiemployer Plan or other plan subject to Title IV of ERISA or Sections 412 or 430 of the Code. Other than with respect to the PEO Plans or any plans sponsored by a professional employer organization or an employee leasing company, neither the Company nor any ERISA Affiliate has ever maintained, contributed to or had any Liability with respect to a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, a “multiple employer plan” as defined in Section 4063(a) of ERISA and Section 413 of the Code, or a “funded welfare plan” within the meaning of Section 419 of the Code. The Company does not maintain or have any obligation to contribute to (or any Liability with respect to) any Plan which provides or promises to provide post-retirement or post-employment health, accident or life insurance benefits to current or former employees, current or former independent contractors, current or future retirees, their spouses, dependents or beneficiaries, other than limited medical benefits required to be provided to former employees, their spouses and other dependents under Code Section 4980B or any state Law substantially similar to Code Section 4980B.

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(b)       All Company Plans (and related trusts) and, to the Company’s Knowledge, all PEO Plans comply in form and in operation in all material respects with their terms and with the applicable requirements of ERISA, the Code, the Patient Protection and Affordable Care Act, the Health Care and Education Reconciliation Act of 2010, Pub. L. No. 111-152, and all regulations and guidance issued thereunder, as amended (the “Affordable Care Act”), HIPAA, and all other applicable Laws. Each of the Plans which is intended to meet the requirements of “qualified plans” under Section 401(a) of the Code has received a favorable determination letter from the IRS that such plan is qualified under Section 401(a) of the Code or is entitled to rely upon an opinion, advisory, or notification letter issued to the sponsor of an IRS approved prototype or volume submitter plan document, and, to the Knowledge of the Company, there are no circumstances which would be reasonably likely to adversely affect the qualified status of any such Plan.

(c)       None of the Company or its officers, managers, employees, or, to the Company’s Knowledge, Plan fiduciaries have (i) engaged in any non-exempt prohibited transaction (as defined in Section 406 or 407 of ERISA or Section 4975 of the Code); (ii) breached any fiduciary duty owed by it with respect to the Company Plans or, to the Company’s Knowledge, with respect to the PEO Plans; or (iii) failed to file and distribute timely and properly all reports, returns and similar documents and information required to be filed with any Governmental Entity or distributed to any plan participant.

(d)       Neither the Company nor any ERISA Affiliate has incurred any Liability to the Pension Benefit Guaranty Corporation, the IRS, the Department of Labor, any other Governmental Entity, any Multiemployer Plan or otherwise with respect to any Plan or Multiemployer Plan that has not been satisfied in full.

(e)       The Company has provided Buyer in the Data Room, as applicable, and with respect to each PEO Plan, to the extent the Company has reasonable access to or can request such documents, with (i) true, complete, and correct copies of each material Plan (or, if not written, a written summary of its terms) and all amendments thereto; (ii) any related trust agreement, group annuity contract, group insurance contract, administrative service agreement, fidelity bond, and fiduciary liability insurance, and any other funding instrument; (iii) the most recent IRS determination letter or opinion, advisory, or notification letter, if applicable; (iv) any summary plan description and other material written communication (or a description of any material oral communications) concerning the benefits provided under the Plan; (v) the most recent financial statements and Form 5500 annual report (including attached schedules) for the past three (3) years; (vi) the most recent actuarial valuation reports; (vii) nondiscrimination test reports for the preceding three (3) plan years; and (viii) all material correspondence since the Lookback Date with the IRS or the United States Department of Labor or any other Governmental Entity with respect to any Plan.

(f)       All required contributions, reimbursements, accruals, premiums or other payments from the Company for all periods ending prior to or as of the Closing Date have been made or accrued by the Company on a timely basis with respect to each Plan.

(g)       There do not exist any pending actions or suits or, to the Knowledge of the Company, any threatened claims (other than routine undisputed claims for benefits), disputes, audits or investigations with respect to any Company Plan or, to the Company’s Knowledge, any PEO Plan.

(h)       The Company and, to the Company’s Knowledge, each Plan that is a “group health plan” (within the meaning of Title XXVII of the Public Health Service Act, Part 7 of ERISA or Chapter 100 of the Code) (each, a “Company Health Plan”) (i) is currently in material compliance with the Affordable Care Act and HIPAA, and (ii) has been in material compliance with the Affordable Care Act and HIPAA since the dates required by the Affordable Care Act and HIPAA. No event has occurred, and no condition or circumstance exists, that could reasonably be expected to subject any Company or, to the Company’s Knowledge, any Company Health Plan to penalties or excise taxes under Sections 4980D, 4980H, or 4980I of the Code or any other provision of the Affordable Care Act.

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(i)       Neither the consummation of the transactions contemplated by this Agreement nor any documents or agreements contemplated hereby (either together with, or upon the occurrence of, any additional or subsequent events) will result in any payment of or accelerate the time of the payment or vesting of, or increase the amount of any separation, severance, termination or similar benefits or result in the forfeiture of compensation or benefits under any Plan.

(j)       Each Contract, arrangement or Plan of the Company that is a “nonqualified deferred compensation plan” (as defined for purposes of Code Section 409A(d)(1)) has been in material documentary and operational compliance with Code Section 409A and the applicable guidance issued thereunder. None of Company or its Affiliates is a party to or bound by any Contract or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provision of state, local or non-U.S. Law). The Company is not a party to or bound by any Contract, nor does it have any obligation (current or contingent) to compensate any individual for Taxes incurred by the individual under Section 409A or Section 4999 of the Code.

4.19       Insurance. Set forth on Schedule 4.19 is an accurate description of each insurance policy to which the Company is currently a party, a named insured or otherwise the beneficiary of coverage. The Company maintains, and has maintained since the Lookback Date, insurance policies with good and reputable insurers and with coverage customary for entities engaged in similar lines of business. All of such insurance policies are legal, valid, binding and enforceable (subject to the Enforceability Exceptions) and in full force and effect and the Company is not nor has the Company ever been in breach or default with respect to its obligations under such insurance policies.

4.20       Tax Matters.

(a)       All Tax Returns required to be filed by or with respect to the Company have been timely and properly filed and each such Tax Return is true, complete and accurate in all material respects. Without limiting the foregoing, none of such Tax Returns contains or omits any position or transaction that is, or would be, subject to penalties under Code Section 6662 (or any corresponding provision of state, local, foreign or other Law). The Company has made available to Buyer correct and complete copies of all Tax Returns filed by the Company for all taxable periods ended on or after December 31, 2015, and all examination reports, notices of deficiency and statements of deficiencies assessed against or agreed to by the Company with respect to such taxable periods.

(b)       All Taxes due and payable by or with respect to the Company have been timely and properly paid (without regard to whether such Taxes were reflected on any Tax Return). The unpaid Taxes of the Company did not, as of the date of the Latest Balance Sheet, exceed the reserve for Tax Liability (without regard to any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Latest Balance Sheet and will not exceed such reserve as adjusted through the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns. Since the date of the Latest Balance Sheet, the Company has not incurred any Liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

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(c)       Except as set forth on Schedule 4.20(c):

(i)       no deficiency or proposed adjustment, which has not been settled or otherwise resolved in full, for any amount of Tax has been proposed, asserted or assessed in writing by any Governmental Entity with respect to the Company;

(ii)       no agreement, waiver or other document or arrangement extending or having the effect of extending the period for the assessment or collection of Taxes (including any statutes of limitation), has been requested, executed or filed with the IRS or any other Governmental Entity by or on behalf of the Company and no power of attorney with respect to any Tax matter is currently in force with respect to the Company;

(iii)       the Company has not requested or been granted an extension of the time for filing any Tax Return to a date later than the Closing Date;

(iv)       there is no action, suit or Governmental Entity Proceeding now in progress, pending or threatened against, or with respect to, the Company regarding any Tax;

(v)       the Company has not received any (a) written notice that any Governmental Entity is conducting or intends to conduct an audit or examination with respect to Taxes or (b) written request for information from any Governmental Entity related to Tax matters;

(vi)       no claim has ever been made by a Governmental Entity in a jurisdiction where the Company currently does not pay Tax or file Tax Returns that the Company is or may be subject to Taxes in such jurisdiction;

(vii)       the Company is not a party to or bound by any Tax Sharing Agreement. The Company does not have any current or potential Liability for the Taxes of any other Person as a transferee or successor, by Contract or Tax Sharing Agreement, pursuant to Law or otherwise;

(viii)       the Company is not and has never been a member of an Affiliated Group and has no Liability for Taxes of any Person (other than the Company) under the Treasury Regulations promulgated under Sections 1502 and 1504 of the Code (or any corresponding provision of state, local, foreign or other Law);

(ix)       the Company has timely and properly withheld and paid all Taxes required by any Law to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, member, equityholder or other Person, including state and local Taxes required to be withheld with respect to any distribution or any allocation of taxable income to any member or equityholder, and all Tax Returns, including IRS Forms W-2 and 1099, required with respect thereto have been properly completed and timely filed;

(x)       the Company has not entered into any “listed transactions” as defined in Treasury Regulations 1.6011-4(b)(2), and the Company has properly disclosed all “reportable transactions” as required by Treasury Regulations 1.6011-4, including filing Form 8886 with Tax Returns and with the Office of Tax Shelter Analysis (or any corresponding provision of state, local, foreign or other Law) and there has been no act or omission on the part of the Company that has resulted or could result in the imposition of a penalty under Section 6707A of the Code;

(xi)       the Company does not have a permanent establishment (within the meaning of any applicable Tax treaty) and does not otherwise have an office or fixed place of business outside of the U.S.;

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(xii)       there are no Liens for Taxes (other than Permitted Liens) on any assets of the Company;

(xiii)       the Company is not subject to any private ruling of the IRS or any comparable Tax ruling of any Governmental Entity;

(xiv)       the Company has not deferred the inclusion of any amounts in gross income pursuant to IRS Revenue Procedure 2004-34, Treasury Regulations Section 1.451-5, Sections 455 or 456 of the Code or any corresponding or similar provision of Law (irrespective of whether or not such deferral is elective); and

(xv)       the Company has either (A) filed or caused to be filed with the appropriate Governmental Entities all unclaimed property reports required to be filed and has remitted to the appropriate Governmental Entities all unclaimed property required to be remitted, or (B) delivered or paid all unclaimed property to its original or proper recipient.

(d)       The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, including pursuant to Section 481 of the Code (or any corresponding provision of state, local, foreign or other Law) with respect to any change in method of accounting as a result of the transactions contemplated by this Agreement; (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding provision of state, local, foreign or other Law) executed on or prior to the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received or deferred revenue received or accrued on or prior to the Closing Date; or (vi) debt instrument acquired with “original issue discount” as defined in Section 1273(a) of the Code or is subject to the rules set forth in Section 1276 of the Code.

(e)       No interest in the Company, for which a valid election under Section 83(b) of the Code has not been made, is non-transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code.

(f)       The Company has not distributed the Equity Interests of any Person, or has had its Equity Interests distributed by any Person, in a transaction that was intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

(g)       The Company has since its inception been treated as a partnership for U.S. federal income Tax purposes.

4.21       Brokerage. Except as set forth on Schedule 4.21, there are no claims for brokerage commissions, finder’s fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made or alleged to have been made by or on behalf of the Company or any Person acting on behalf of alleged to be acting on behalf or holding himself or herself out as acting on behalf of the Company.

4.22       Affiliate Transactions. Except as set forth on Schedule 4.22, no Insider or employee of the Company is a party to any Contract, commitment or transaction with the Company or has any interest in any property used by the Company (each Contract listed on Schedule 4.22, an “Affiliate Contract”). No Insider owns or has otherwise retained any rights to use any assets (including any Owned Proprietary Rights), rights or contractual benefits of the Company. Without limiting the foregoing, except as set forth on Schedule 4.22, no Insider is an officer, manager, director (or other equivalent Person) or employee of any customer or supplier of the Company.

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4.23       Suppliers and Customers.

(a)       Set forth on Schedule 4.23(a)(i) is an accurate and complete list of the customers of the Company with revenues in excess of $100,000 (each such customer, a “Material Customer”) (by revenue for the applicable period) for (A) the twelve (12) months ended December 31, 2020 and (B) annualized to exceed such threshold for the six (6) months ended June 30, 2021. Set forth on Schedule 4.23(a)(ii) is an accurate and complete list, including a breakdown of, the value of purchases, in the aggregate, the suppliers, vendors, service providers, or other Persons (each such supplier, a “Material Supplier”) who accounted for amounts paid by the Company in excess of $20,000 in the twelve (12)-month period ended December 31, 2020, for each such supplier, showing the approximate total purchases by the Company from such supplier.

(b)       Except as set forth on Schedule 4.23(b)(i), no Material Customer has notified the Company or any Seller in writing, or to the Company’s Knowledge orally, that it will: (A) stop purchasing or significantly decrease the volume of purchases of materials, products or services from the Company, (B) seek to purchase the products and services provided by the Company from any other supplier or vendor or (C) terminate, cancel, materially modify, not renew or let lapse upon the expiration of its term its Contract(s) with the Company. Except as set forth on Schedule 4.23(b)(ii), no Material Supplier has notified the Company or any Seller in writing, or to the Company’s Knowledge orally, that it will: (A) cease dealing with the Company or materially decrease the rate of supplying products or services to the Company, (B) terminate, cancel, materially modify, not renew or let lapse upon the expiration of its term its Contract(s) with the Company or (C) be unable to satisfy all or a portion of such Person’s supply, service or other obligations to the Company. With respect to each Material Customer and Material Supplier, since January 1, 2021, no such Person has received a change in the prices between such Person and the Company.

4.24       Title; Sufficiency of Assets.

(a)       The Company has sole and exclusive, good and marketable title to, or, in the case of property held under a lease or other contractual obligation, a sole and exclusive, enforceable leasehold interest in, or adequate rights to use, all of its tangible properties, rights and assets, whether real or personal, including all assets reflected in the Latest Balance Sheet or acquired after the date of the Latest Balance Sheet, except for such assets that have been sold or otherwise disposed of in the ordinary course of business. Except as set forth on Schedule 4.24(a), none of the assets owned by the Company are subject to any Lien other than a Permitted Lien.

(b)       The tangible assets and properties set forth on Schedule 4.24(b), constitute all the tangible assets used by the Company in the Business as it is currently conducted (including as conducted up until the Closing) and such assets, to the extent applicable, are in good operating condition and repair, ordinary wear and tear excepted, and usable in the same manner as operated by the Company prior to and up until the Closing. All buildings and improvements located on property required to be set forth on Schedule 4.10 and all of the machinery, equipment and other tangible personal property and assets of the Company are in good condition and repair in all respects, ordinary wear and tear excepted, and are useable in the ordinary course of business.

4.25       Product Warranty. Set forth on Schedule 4.25 is a correct and complete copy of standard terms and conditions of sale, license or lease of each product or service developed, licensed, sold, leased, delivered or provided by the Company. No product or service developed, licensed, sold, leased, delivered or provided and no service performed by the Company is subject to any guaranty, warranty, or other indemnity beyond such applicable standard terms and conditions.

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4.26       Certain Payments. Neither the Company nor any director, manager, officer or employee of the Company (including any Seller) has, nor, to the Knowledge of the Company, has any Affiliate, given, offered, paid, promised to pay or authorized payment of any money, any gift or anything of value, with the purpose of influencing any act or decision of the recipient in his, her or its official capacity or inducing the recipient to use his, her or its influence to affect an act or decision of any Governmental Entity or government official or employee of any Governmental Entity, including any such gifts to any (a) Governmental Entity or governmental official or employee, (b) political party or candidate thereof, or (c) other Person, while knowing that all or a portion of such money or thing of value would be given or offered to a Governmental Entity or governmental official or employee thereof or political party or candidate thereof, in each case in violation of any Law.

4.27       Bank Accounts. Set forth on Schedule 4.27 is a correct and complete list of (a) the names and locations of all banks, trust companies, securities brokers and other financial institutions at which the Company has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship and (b) the name of every Person authorized by the Company to draw thereon or to have access thereto.

4.28       Compliance with Healthcare Laws.

(a)       The Company has complied in all material respects and is in compliance in all material respects with Healthcare Laws applicable to the Company and the Business.

(b)       Neither the Company, any of its officers, directors, members, managers or employees of the Company, nor, to the Knowledge of the Company, any contractors or agents of the Company have offered or paid or advised any third party, including any customer, to offer or pay any remuneration (including any kickback, bribe, rebate, payoff, influence payment or inducement) directly or indirectly, overtly or covertly, in cash or in kind, to any Person to induce such Person (i) to refer an individual or entity to a Person for the furnishing or arranging for the furnishing of any item or service in violation of any Healthcare Law; (ii) to purchase, lease, order, arrange for or recommend purchasing, leasing or ordering any good, facility, service or item in violation of any Healthcare Law or (iii) to obtain or maintain favorable treatment in securing business in violation of any Healthcare Law.

(c)       Neither the Company, any of its officers, directors, members or managers, nor, to the Knowledge of the Company, any employees, contractors or agents of the Company are, or have ever been, party to any corporate integrity agreement, deferred prosecution agreement or settlement agreement with any Governmental Entity with respect to the violation or alleged violation of a Healthcare Law. Neither the Company nor, to the Knowledge of the Company, any of its officers, directors, members, managers, employees, contractors or agents are or have been the subject of any Proceeding conducted by any Governmental Entity with respect to the violation or alleged violation of a Healthcare Law, are or have been a defendant in any qui tam or False Claims Act litigation, or have been served with or received any search warrant, subpoena, civil investigative demand or contact letter by or from any Governmental Entity. The Company has never made a voluntary disclosure to any Governmental Entity, whether pursuant to a self-disclosure protocol or otherwise.

(d)       Neither the Company, any of its officers, directors, members, managers or employees of the Company, nor, to the Knowledge of the Company, any contractors or agents of the Company are or have been (i) excluded, precluded, suspended, restricted or debarred from participating in any federal or state payor program, including Medicare and Medicaid; (ii) charged with, plead guilty or nolo contendere to or convicted of a crime in connection with any federal or state payor program or the violation of any Healthcare Law, or (iii) investigated by any Governmental Entity relating to any violation of any Healthcare Law. To the Knowledge of the Company, none of the actions described in the foregoing clauses (i) through (iii) is currently threatened.

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(e)       The Company is a “business associate” (as that term is defined in HIPAA) of its customers. With respect to each such customer, the Company has entered into a business associate agreement (as that term is defined in HIPAA) that is consistent with the requirements of HIPAA, and the Company is in compliance in all material respect with all such business associate agreements and with all other applicable Data Privacy Laws with respect to PHI that the Company accesses, transmits, processes, uses or discloses in conducting the Business. The Company has not used or disclosed any PHI in violation of any business associate agreement. No business associate agreement between the Company and a covered entity has been terminated for cause, nor has Company received any notice of termination for cause of a business associate agreement from any covered entity, nor to the Company’s Knowledge, do any facts currently exist that would give rise to the termination of any business associate agreement due to failure by Company to comply with the terms of the applicable business associate agreement. The Company has entered into a subcontractor business associate agreement in each instance where the Company provided PHI to a subcontractor of the Company.

(f)       As required by HIPAA, the Company (i) maintains, and has maintained, written policies and procedures with respect to the privacy and security of PHI and (ii) has complied, in all material respects with such policies and procedures. The Company has implemented administrative, physical, organizational, and technical safeguards to protect PHI of the Company and its customers from unauthorized access, use or disclosure. To the Company’s Knowledge, the Company has never experienced a breach of unsecured PHI or any other security breach involving the unauthorized access, use or disclosure of PHI. The Company is not, and has never been, subject to any Proceeding with respect to the unauthorized use or disclosure of PHI, and, to the Knowledge of the Company, no facts or circumstances exist that may give rise to such a Proceeding.

(g)       The Company maintains, and has maintained, material permits and licenses required to use or access any CPT code or other diagnostic and billing code incorporated in or made a part of the Company’s products and services.

(h)       The Company has never directly billed or collected from third party payors, including Medicare and Medicaid, for healthcare items and services provided by the Company or the Company’s customers, suppliers or vendors.

4.29       No Other Representations and Warranties. Except for the representations and warranties of the Company contained in this Article 4 and the Sellers contained in Article 5 (including the related portions of the Disclosure Schedule), the Transaction Documents and in any written certificate delivered pursuant hereto, none of the Company, the Sellers, or any other Person has made or makes any other express or implied representations or warranties under this Agreement on behalf of the Company or the Sellers, including any representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Buyer and its representatives and any information, documents, or material made available to Buyer in the Data Room, management presentations, or in any other form in expectation of the transactions contemplated hereby or as to the future revenue, profitability or success of the Company, or any representation or warranty arising from statute or otherwise in law.

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Article 5
REPRESENTATIONS AND WARRANTIES REGARDING
THE SELLERS

Except as set forth in the applicable schedules corresponding to the section(s) or subsection(s) of this Article 5 in the Disclosure Schedule, each Seller, severally but not jointly, hereby represents and warrants to Buyer that:

5.1       Authorization. This Agreement has been duly executed and delivered by such Seller and this Agreement constitutes, and each other agreement, document, instrument or certificate contemplated hereby upon execution and delivery by such Seller will constitute, a valid and binding obligation of such Seller (assuming due authorization, execution, and delivery by the other parties thereto) enforceable against such Seller, in accordance with its terms, subject to the Enforceability Exceptions.

5.2       No Breach. Except as set forth on Schedule 5.2, the execution, delivery and performance by such Seller of this Agreement and each other agreement, document or instrument or certificate contemplated hereby and the consummation of each of the transactions contemplated hereby or thereby do not and will not violate, conflict with, result in any breach of, constitute a default under, result in the termination or acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any contract, agreement, arrangement, indenture, mortgage, loan agreement, lease, sublease, license, sublicense, franchise, Government License, obligation or instrument to which such Seller is a party or by which he is bound or affected or to which any of his assets are bound or affected. Except as set forth on Schedule 5.2, no permit, consent, approval or authorization of, declaration to or filing with, or notice to, any Governmental Entity or any third party is required in connection with the execution, delivery or performance by such Seller of this Agreement or the execution, delivery or performance by such Seller of any other agreement, document or instrument or certificate contemplated hereby, or the consummation by such Seller of any the transactions contemplated hereby or thereby.

5.3       No Violation. Such Seller is not subject to or obligated under any applicable Law of any Governmental Entity, or any agreement, instrument, or Government License, or subject to any Order, which would be breached or violated by its execution, delivery or performance of this Agreement or the other agreements contemplated hereby.

5.4       Governmental Entities and Consents. No Government License, consent, approval or authorization of, or declaration to or filing with, any governmental or regulatory authority or any other party or Person is required in connection with the execution, delivery or performance of this Agreement by such Seller or the consummation by such Seller of the transactions contemplated hereby and thereby.

5.5       Litigation. There are no Proceedings pending or, to such Seller’s knowledge, threatened against or affecting Seller, at law or in equity, or before or by any Governmental Entity, which would adversely affect Seller’s performance under this Agreement, the other agreements contemplated hereby or the consummation of the transactions contemplated hereby or thereby.

5.6       Investor Representations. Such Seller is acquiring the Buyer Common Stock constituting consideration for the Purchased Units for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities Laws. Such Seller is an “accredited investor” as defined in Regulation D promulgated by the U.S. Securities and Exchange Commission under the Securities Act. Such Seller is knowledgeable about the industries in which Buyer operates and is informed as to the risks of the transactions contemplated by this Agreement and of ownership of Buyer Common Stock for an indefinite period of time. Such Seller acknowledges that the shares of Buyer Common Stock constituting consideration for the Purchased Units may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is registered under any applicable state or foreign securities Laws or sold pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities Laws.

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5.7       Brokerage. Except as set forth on Schedule 5.7, there are no claims for brokerage commissions, finder’s fees or similar compensation in connection with the transactions contemplated by this Agreement based on any Contract made by or on behalf of such Seller.

5.8       No Other Representations and Warranties. Except for the representations and warranties of the Sellers contained in this Article 5 and the Company contained in Article 4 (including the related portions of the Disclosure Schedule), the Transaction Documents and in any written certificate delivered pursuant hereto, none of the Company, the Sellers, or any other Person has made or makes any other express or implied representations or warranties under this Agreement on behalf of the Company or the Sellers, including any representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Buyer and its representatives and any information, documents, or material made available to Buyer in the Data Room, management presentations, or in any other form in expectation of the transactions contemplated hereby or as to the future revenue, profitability or success of the Company, or any representation or warranty arising from statute or otherwise in law.

Article 6
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Sellers that:

6.1       Organization and Power. Buyer is a corporation, duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and each other agreement, document or instrument or certificate contemplated hereby and to perform its obligations hereunder and thereunder and to consummate the transaction contemplated hereby and thereby.

6.2       Authorization. The execution, delivery and performance by Buyer of this Agreement and each other agreement, document or instrument or certificate contemplated hereby and each of the transactions contemplated hereby or thereby have been duly and validly authorized by Buyer and no other act or Proceeding on the part of Buyer, its board of directors or securityholders is necessary to authorize the execution, delivery or performance by Buyer of this Agreement or each other agreement, document or instrument or certificate contemplated hereby or the consummation of any of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by Buyer and this Agreement constitutes, and each other agreement, document or instrument or certificate contemplated hereby upon execution and delivery by Buyer will each constitute, a valid and binding obligation of Buyer, enforceable against it in accordance with its terms, subject to (subject to the Enforceability Exceptions).

6.3       No Violation. The Buyer is not subject to or obligated under its Organizational Documents, any applicable Law of any Governmental Entity, or any agreement, instrument, or Government License, or subject to any Order, which would be breached or violated by its execution, delivery or performance of this Agreement or the other agreements contemplated hereby.

6.4       Governmental Entities and Consents. No Government License, consent, approval or authorization of, or declaration to or filing with, any governmental or regulatory authority or any other party or Person is required in connection with the execution, delivery or performance of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated hereby and thereby.

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6.5       Litigation. There are no Proceedings pending or, to the Buyer’s executive officers’ knowledge, threatened against or affecting Buyer, at law or in equity, or before or by any Governmental Entity, which would adversely affect Buyer’s performance under this Agreement, the other agreements contemplated hereby or the consummation of the transactions contemplated hereby or thereby.

6.6       Brokerage. There are no claims for brokerage commissions, finder’s fees or similar compensation in connection with the transactions contemplated by this Agreement based on any Contract made by or on behalf of Buyer other than in the agreement by and between Buyer and Finalis Securities LLC dated August 21, 2020.

6.7       Investor Representations. Buyer is acquiring the Purchased Units for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities Laws. Buyer is an “accredited investor” as defined in Regulation D promulgated by the U.S. Securities and Exchange Commission under the Securities Act. Buyer is knowledgeable about the industries in which the Company operates and is informed as to the risks of the transactions contemplated by this Agreement and of ownership of the Purchased Units for an indefinite period of time. Buyer acknowledges that the Purchased Units have not been registered under the Securities Act or any state or foreign securities Laws and may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is registered under any applicable state or foreign securities Laws or sold pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities Laws.

6.8       Solvency. After giving effect to the transactions contemplated by this Agreement, as of the Closing Date, Buyer will be solvent (in that both the fair value of its assets will not be less than the sum of its liabilities and that the present saleable value of its assets will not be less than the amount required to pay its probable liabilities as they become absolute and matured).

Article 7
INDEMNIFICATION

7.1       Survival of Representations.

(a)       Except as otherwise provided in Section 7.1(c), (i) the Company Fundamental Representations, the Seller Fundamental Representations and the Buyer Fundamental Representations shall survive the Closing and expire on the earlier of (x) the sixth (6th) anniversary of the Closing Date or (y) the date that is sixty (60) days after termination of the applicable statute of limitations with respect to the underlying facts, matters or circumstances giving rise to the claim for breach (giving effect to any extensions, tolling or waivers thereof) (the “Fundamental Expiration Date”) and (ii) the representations and warranties of the Company set forth in Article 4 of this Agreement or any Transaction Document (excluding the Company Fundamental Representations) (the “Company General Representations”), the representations and warranties of the Sellers set forth in Article 5 of this Agreement or any Transaction Document (excluding the Seller Fundamental Representations) (the “Seller General Representations”), and the representations and warranties of Buyer set forth in Article 6 of this Agreement or any Transaction Document (excluding the Buyer Fundamental Representations) (the “Buyer General Representations”) shall survive the Closing and expire on the first (1st) anniversary of the Closing Date (the “General Expiration Date”). The covenants and agreements of the Parties set forth in this Agreement or any Transaction Document shall survive the Closing as expressly contemplated by their terms or if no term is contemplated, until the Fundamental Expiration Date.

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(b)       Notwithstanding anything to the contrary set forth in Section 7.1(a), if at any time prior to the Fundamental Expiration Date or General Expiration Date, as applicable (the “Applicable Survival Date”), the Sellers, on behalf of any Seller Indemnitee, makes a claim for indemnification pursuant to Section 7.2(b) or Buyer, on behalf of any Buyer Indemnitee, makes a claim for indemnification pursuant to Section 7.2(a), then the claim asserted in such notice shall survive the applicable expiration date until such time as such claim is fully and finally resolved.

(c)       Notwithstanding anything to the contrary set forth in Section 7.1(a) or Section 7.1(b), (i) any Company Fundamental Representation or Company General Representation shall survive indefinitely in the event of Fraud by the Company or the Sellers, (ii) any Seller Fundamental Representation or Seller General Representation shall survive indefinitely in the event of Fraud by the applicable Seller, and (iii) any Buyer Fundamental Representation or Buyer General Representation shall survive indefinitely in the event of Fraud by Buyer.

7.2       Indemnification.

(a)       Seller Indemnification. Subject to the terms of this Article 7, from and after the Closing, each Seller hereby agrees, severally and not jointly, to indemnify, defend and hold harmless, Buyer and its Affiliates (including the Company from and after the Closing) and each of their respective officers, directors, managers, employees, Affiliates, equityholders, agents, representatives, beneficiaries, heirs, executors, successors and assigns (the “Buyer Indemnitees”) from and against any and all Losses to which any Buyer Indemnitee may suffer, sustain, incur or become subject to, arising as a result of or in connection with:

(i)       any breach of or inaccuracy in any of the Company Fundamental Representations, Company General Representations, Seller Fundamental Representations or Seller General Representations;

(ii)       any breach of any covenant or agreement set forth in this Agreement or any Transaction Document required to be performed by the Company (with respect to periods at or prior to the Closing), the Sellers;

(iii)       any demand, claim, action, cause of action or the like made by any Person claiming to be an owner of any Equity Interests of the Company which arises out of, or is based upon, having been the owner (or alleged owner) of any such Equity Interests at or prior to the Closing;

(iv)       any Company Indebtedness or any Company Transaction Expenses that is not paid in full as of the Closing or actually included in the calculation of the Final Closing Cash Payment;

(v)       any Indemnified Taxes;

(vi)       any errors or omissions in the payment instructions in the Closing Certificate;

(vii)       any Adjustment Deficit to the extent not paid to Buyer directly by the Sellers; and

(viii)       the matters set forth on Schedule 7.2(a)(viii).

(b)       Buyer Indemnification. Subject to the terms of this Article 7, from and after the Closing, Buyer hereby agrees to indemnify, defend and hold harmless, the Sellers and each of their respective Affiliates, agents, representatives, beneficiaries, heirs, executors, successors and assigns (the “Seller Indemnitees”) from and against any and all Losses to which any Buyer Indemnitee may suffer, sustain, incur or become subject to, arising as a result of or in connection with:

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(i)       any breach of or inaccuracy in the any of the Buyer Fundamental Representations or the Buyer General Representations; and

(ii)       any breach of any covenant or agreement set forth in this Agreement or any Transaction Document required to be performed by Buyer.

(c)       Indemnification Limitations. The indemnification provided for in Section 7.2 is subject to each of the following limitations:

(i)       The Buyer Indemnitees shall not be entitled to recover Losses pursuant to Section 7.2(a)(i) unless and until the aggregate amount that the Buyer Indemnitees are entitled to recover under Section 7.2(a)(i), exceeds $125,000 (the “Basket”), in which case, the Buyer Indemnitees shall be entitled to recover only Losses in excess of the Basket, subject to the General Cap; provided, that, the Basket shall not apply with respect to any Losses (A) with respect to breaches of or inaccuracies in the Company Fundamental Representations or Seller Fundamental Representations or (B) arising from Fraud by the Company or any Seller.

(ii)       The aggregate amount payable by the Sellers for Losses pursuant to Section 7.2(a)(i) shall not exceed $2,000,000 (the “General Cap”); provided, however, that the General Cap shall not apply with respect to any Losses (A) with respect to breaches of or inaccuracies in the Company Fundamental Representations or Seller Fundamental Representations or (B) arising from Fraud by the Company or any Seller.

(iii)       Notwithstanding anything else to the contrary in this Agreement, (A) the aggregate amount payable by each Seller in cash in respect of claims for indemnification pursuant to Section 7.2(a) shall not exceed an amount equal to the sum of the proceeds actually paid and the proceeds otherwise payable but set off against for an indemnification claim to such Seller as Purchase Price (including but not limited to the Closing Equity Payment) (the “Purchase Price Cap”); provided, however, that the Purchase Price Cap shall not apply with respect to any Losses arising from Fraud by the Company or a Seller; (B) the aggregate liability of each Seller for Losses related to any particular indemnification claim pursuant to Section 7.2(a) shall not exceed an amount equal to such Seller’s Pro Rata Percentage of such Losses; provided, however, that such limitation shall not apply with respect to any Losses (1) with respect to breaches of or inaccuracies in the Seller Fundamental Representations made by such Seller or (2) arising from Fraud by such Seller and (C) no Seller shall have any liability pursuant to Section 7.2(a) with respect to any Losses arising from (1) any breach by the other Seller (the “Breaching Seller”) of the Breaching Seller’s Seller Fundamental Representations, Seller General Representations or any covenant or agreement of such Breaching Seller or (2) Fraud committed by such other Seller, and in each case the Breaching Seller or Seller committing such Fraud shall be liable for 100% of such Losses.

(iv)       For all purposes of this Article 7, “Losses” shall be net of any amounts actually paid to an Indemnitee under any insurance policy or Contract in connection with the facts giving rise to the right of indemnification hereunder; provided, however, that the amount deemed to be paid under such insurance policies shall be net of the deductible for such policies, any premium increases and any out-of-pocket costs incurred by the Indemnitee in connection with the collection of any such amounts paid under such insurance policy or Contract.

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(v)       If the amount to be netted from any indemnification payment required hereunder is determined after payment by an Indemnitor to an Indemnitee of any amount otherwise required to be paid as indemnification pursuant hereto, the Indemnitee shall repay, promptly after such determination, any amount that the Indemnitor would not have had to pay pursuant hereto had such determination been made at the time of such payment.

(vi)       Notwithstanding the fact that any Indemnitee may have the right to assert claims for indemnification under or in respect of more than one provision of this Agreement in respect of any fact, event, condition or circumstance, to avoid duplication, no Indemnitee shall be entitled to recover the amount of any Losses suffered by such Indemnitee more than once, regardless of whether such Losses may be as a result of a breach of more than one representation, warranty, obligation or covenant or otherwise. In addition, any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability, or a breach of more than one representation, warranty, covenant or agreement, as applicable.

(vii)       Each Indemnitee shall use efforts as required by Law mitigate any indemnifiable Losses; provided, that any failure by an Indemnitee to so mitigate any such Losses shall not relieve the Indemnitor of its indemnification obligations with respect to any such Losses except to the extent that the Indemnitor was actually prejudiced by such failure to mitigate; provided further, that no Indemnitee shall be required to initiate or pursue litigation against third parties in respect of such Losses.

(viii)       Notwithstanding anything else to the contrary in this Agreement, the Buyer Indemnitees shall not be entitled to recover pursuant to Section 7.2(a) any Losses arising out of any Sales Tax Liability.

(d)       Indemnification Procedures.

(i)       Notice of Claim. If at any time prior to the Fundamental Expiration Date or General Expiration Date, as applicable, (A) Buyer determines that any Buyer Indemnitee has a bona fide claim for indemnification against the Sellers pursuant to this Article 7, Buyer may deliver to Sellers, or (B) the Sellers determine that any Seller Indemnitee has a bona fide claim for indemnification against Buyer pursuant to this Article 7, the Sellers may deliver to Buyer, in each case, a certificate signed by any officer of Buyer, or the Sellers, as applicable (any certificate delivered in accordance with the provisions of this Section 7.2(d)(i), a “Claim Certificate”): (x) stating that an Indemnitee has a claim for indemnification pursuant to this Article 7; and (y) containing a non-binding, preliminary estimate of the amount of Losses (to the extent then known) that such Indemnitee claims to be entitled to receive from the Indemnitors. No delay in providing such Claim Certificate prior to the Applicable Survival Date shall affect the applicable Indemnitee’s rights hereunder, unless (and then only to the extent that) the Indemnitors are actually and materially prejudiced thereby.

(ii)       Dispute of Claims. If the party that received the Claim Certificate (the “Claim Recipient”) objects to any claim made in any Claim Certificate, then the Claim Recipient shall deliver a written notice (a “Claim Dispute Notice”) to the party that delivered the Claim Certificate (the “Claimant”) during the twenty (20) day period commencing upon receipt by the Claim Recipient of the Claim Certificate (the “Claim Objection Period”). The Claim Dispute Notice shall set forth in reasonable detail the principal basis for the dispute of any claim made in the Claim Certificate. If the Claim Recipient does not deliver a Claim Dispute Notice to the Claimant prior to the expiration of the Claim Objection Period, then each claim for indemnification set forth in such Claim Certificate shall be deemed to have been conclusively determined in Claimant’s favor for purposes of this Article 7 on the terms set forth in the Claim Certificate. Upon Final Resolution of any such objection or claim, the Claimant shall be entitled to recover such amount in accordance with Section 7.2(e).

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(iii)       Indemnification Procedure for Third Party Claims. In the event that subsequent to the Closing, an Indemnitee receives notice of the issuance of any Order or the assertion or commencement of any Proceeding by any Person, including any Governmental Entity, who is not a Party to this Agreement (a “Third Party Claim”), against such Indemnitee, and if such Indemnitee intends to seek indemnity with respect to such Third Party Claim under this Article 7, the Indemnitee shall give written notice thereof regarding such claim to the Indemnitor as soon as reasonably practicable after learning of such claim; provided, that the failure to so notify an Indemnitor shall not relieve the Indemnitor of its obligations hereunder except and only to the extent the Indemnitor is actually and materially prejudiced thereby. The Indemnitor shall be entitled to participate in the defense of such Third Party Claim giving rise to Indemnitee’s claim for indemnification at Indemnitor’s expense, and at its option (subject to the limitations set forth below) by appointing a counsel reasonably acceptable to the Indemnitee to be the lead counsel in connection with such defense. Notwithstanding the foregoing, the Indemnitor shall not have the right to control the defense, compromise or settlement of any claim (or continue the defense) (1) unless the Indemnitor provides the Indemnitee with evidence reasonably acceptable to the Indemnitee that the Indemnitor will have the financial resources to vigorously defend against such Third Party Claim and fulfill its indemnification obligations hereunder, (2) unless such Third Party Claim involves only monetary damages and does not seek an injunction or other equitable relief, (3) the amount of money damages attributable to such Third Party Claim does not involve an amount in excess of the remaining portion of the General Cap or the Purchase Price Cap, as applicable, available to the Buyer Indemnitees to satisfy such Third Party Claim, including any Losses to be incurred with respect thereto, (4) if the Indemnitee has been advised by counsel that a conflict of interest exists which, under applicable principles of legal ethics, would prohibit a single legal counsel from representing both the Indemnitee and the Indemnitor in such matter, (5) if such matter is made by (or otherwise involves) any of the Company’s or Buyer’s material business relations, or (6) if such Third Party Claim involves a criminal or quasi criminal proceeding, action, indictment, allegation or investigation or would give rise to indemnification hereunder for fraud or intentional misrepresentation. Notwithstanding anything to the contrary in this Section 7.2(d)(iii), the control of any Tax Contest shall be governed exclusively by Section 8.7(f).

(e)       Satisfaction of Claims.

(i)       Payment for any indemnifiable Losses suffered by any indemnified party pursuant to this Article 7 shall be made pursuant to this Section 7.2(e) when either (i) each of the Sellers (if the indemnified party is a Buyer Indemnitee) or Buyer (if the indemnified party is a Seller) agree on the amount of such indemnifiable Losses or (ii) the amount of indemnifiable Losses is finally adjudicated by entry of a judgment of a court of competent jurisdiction that is not subject to further appeal (each, a “Final Resolution”).

(ii)       Upon Final Resolution that requires Sellers to indemnify for Losses, payment of such Losses shall be made first by set-off of the cash portion of any Earnout Amount to the extent Buyer reasonably determines it is likely that such Earnout Amount will be earned (such setoff to occur, at Buyer’s election, at any time, when earned) and second, against the Sellers directly (in accordance with their Pro Rata Percentages). All cash payments for indemnification shall be made via wire transfer of immediately available funds and shall be paid (in the case of an indemnification claim) no later than ten (10) days after receipt by the Indemnitor of the Final Resolution.

(f)       Earnout Amount. In the event the Indemnitor is a Seller, if the Buyer Indemnitees have made an indemnification claim pursuant to this Article 7 for which there has not been a Final Resolution, then Buyer may hold back from any Earnout Amounts, First Customer Earnout Amount or Second Customer Earnout Amount otherwise payable an amount equal to the Losses claimed by the Buyer Indemnitees pursuant to such indemnification claim until there is a Final Resolution with respect to such claim; provided, that the aggregate amount held back by Buyer pursuant to this Section 7.2(f) shall not exceed the maximum amount of such Losses Buyer may be indemnified pursuant to the term of this Agreement and subject to the limitations herein, including the General Cap, if and only to the extent applicable to such Losses. Following such Final Resolution, the Buyer Indemnitees may recover for such claim pursuant to this Section 7.2(f) and any amounts, if any, left over from such Earnout Amounts, First Customer Earnout Amount or Second Customer Earnout Amount held back after deducting such recovery shall be paid no later than 10 days after receipt by the Indemnitor of such Final Resolution.

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(g)       Adjustments. Amounts paid by any Party as indemnification payments shall be treated as adjustments to the Purchase Price (including, for the avoidance of doubt, for Tax purposes) to the maximum extent permitted by Law.

(h)       Alternative Provisions. If an Indemnitee’s claim under this Article 7 may be brought under different one or more sections of Section 7.2, then such Indemnitee shall have the right to bring such claim under any applicable section it chooses in accordance with this Article 7; provided, that no Indemnitee shall be entitled to recover more than once for the same indemnifiable Losses.

(i)       Materiality Scrape. For the purposes of this Article 7, the representations and warranties set forth in this Agreement or any Transaction Document shall be read without reference to the terms “material”, “materially”, “Material Adverse Effect” or words of similar import for purposes of determining whether such representations and warranties are true and correct and for calculating any Losses related to the breach of or inaccuracy in such representations and warranties.

(j)       Contribution and Waiver. From and after the Closing, no Seller shall seek, or have any right to seek, indemnification or contribution from any Buyer Indemnitee with respect to any Proceeding brought by any Buyer Indemnitee (whether such Proceeding is pursuant to this Agreement for any amount for which the Sellers are otherwise expressly responsible pursuant to this Agreement, applicable Law or otherwise).

(k)       Exclusive Remedy. Except in the case of Losses resulting from or related to criminal activity or Fraud of a Party, indemnification pursuant to the provisions of this Section 7.2 shall be the sole and exclusive remedy of the Parties for monetary Losses relating to any breach of or inaccuracy in any representation or warranty or breach of any covenant or agreement set forth in this Agreement.

7.3       General Release of Claims by the Sellers. Effective as of the Closing, each Seller, on behalf of itself and its Affiliates, hereby irrevocably releases and forever discharges the Company and its predecessors and successors and assigns (collectively, the “Released Persons”) of and from any and all Liabilities, manner of actions, causes of action, suits, rights, debts, dues, sums of money, accounts, bonds, bills, covenants, Contracts, controversies, omissions, promises, variances, trespasses, Losses, Orders, Proceedings, executions, claims and demands whatsoever, in law or in equity which such Seller ever had, now has or which it hereafter can, shall or may have, against the Released Persons, whether known or unknown, suspected or unsuspected, matured or unmatured, fixed or contingent, for, upon or by reason of any matter or cause arising at any time prior to the Closing, other than such (a) Seller’s rights under this Agreement and the Transaction Documents (b) any obligation of the Company to pay employment compensation to such Seller employee as of Closing that is earned through the Closing Date and included in Net Working Capital, (c) any accrued right of such Seller under any Plan or (d) any ordinary course payable owed pursuant to any Affiliate Contract that is accrued for in Net Working Capital or payable at Closing.

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Article 8
ADDITIONAL COVENANTS AND AGREEMENTS

8.1       Restrictive Covenants.

(a)       Each Seller hereby acknowledges and agrees that: (i) such Seller is familiar with the Owned Proprietary Rights; (ii) the Company would be irreparably damaged if any Seller were to provide services to any Person competing with the Company or engaged in the Business or a similar business and that such competition by any Seller would result in a significant loss of goodwill by the Company; (iii) the covenants and agreements set forth in this Section 8.1 were a material inducement to Buyer’s entrance into this Agreement and the Transaction Documents and to perform its obligations hereunder and thereunder; (iv) Buyer would not obtain the benefit of the bargain set forth in this Agreement and the Transaction Documents as specifically negotiated by the Parties if any Seller breached the provisions of this Section 8.1; (v) the Sellers’ services have been and are of special, unique and extraordinary value to the Company; and (vi) the Sellers are founders of the Company and have been substantially responsible for the growth and development of the Company and the creation and preservation of the Company’s goodwill. Therefore, in further consideration of the Purchase Price payable hereunder (from which the Sellers shall derive substantial direct and indirect benefit), and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Seller hereby covenants and agrees as follows:

(i)       From and after the Closing until the fifth (5th) anniversary of the Closing (the “Noncompete Period”), each Seller shall not, and shall cause his Affiliates (excluding the Company) not to, within North America and any geographic locale, anywhere in the world, where the Company has any operations, customers or clients as of the Closing, directly or indirectly, own any interest in, manage, control, participate in (whether as an officer, manager, employee, partner, agent, representative or otherwise), consult with or render services for, any enterprise engaged in the Business; provided, that nothing herein shall prohibit (A) any Seller or his Affiliates from being a passive owner of not more than one percent (1%) of the outstanding stock of any class of a corporation which is publicly traded so long as none of such Persons has any active participation in the business of such corporation or (B) any Seller from owning or operating any of the businesses set forth on Schedule 8.1(a)(i).

(ii)       During the Noncompete Period, each Seller shall not, and shall cause each of his Affiliates (excluding the Company) not to, directly, or indirectly through another Person, (A) induce or attempt to induce any employee of the Company or independent contractor of the Company that performed services for the Company at any time during the twelve (12) month period prior to the Closing to leave the employ or services of the Company, or (other than on behalf of the Company in a capacity as an employee or officer of the Company) in any way interfere with the relationship between the Company and any employee or such independent contractor thereof, (B) hire any person who was an employee of the Company or independent contractor of the Company that performed services for the Company at any time during the twelve (12) month period prior to the Closing, in each case that at any time during the twelve (12) month period immediately prior to the date on which such hiring would take place (it being conclusively presumed by the Parties so as to avoid any disputes under this Section 8.1(a)(ii) that any such hiring within such twelve (12) month period is in violation of this Section 8.1(a)(ii)), other than the independent contractors set forth on Schedule 8.1(a)(ii) or (C) call on, solicit or service any independent contractor that performed services for the Company at any time during the twelve (12) month period prior to the Closing, client or customer or prospective client or prospective customer of the Company as of the date hereof in order to induce or attempt to induce such Person to cease doing business with or materially reduce its services with the Company, or in any way interfere with the relationship between any such client or customer (including making any defamatory statements about the Company).

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(b)       During the Noncompete Period, each Seller shall not, and shall cause his Affiliates (excluding the Company) not to, at any time disclose or use any Confidential Information of which such Seller is or becomes aware, whether or not such information was or is developed by such Seller, except to the extent that such disclosure or use is related to (1) such Seller’s continued relationship with the Company after Closing or (2) investigation or enforcement of rights under this Agreement or any Transaction Document. Each Seller shall take all appropriate steps to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. The foregoing shall not, however, prohibit disclosure by any Person of Confidential Information that (i) has been published in a form generally available to the public other than as a result of such Seller’s acts or omissions to act prior to the date such Person proposes to disclose such information or (ii) is required to be disclosed pursuant to any applicable Law or court Order. Information shall not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination. If a Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, such Seller shall to the extent permitted by law notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order and/or waive compliance with the provisions of this Section 8.1(b). If, in the absence of a protective order or the receipt of a waiver hereunder, a Seller is, on the advice of counsel, compelled to disclose any Confidential Information, such seller may disclose the Confidential Information provided that such disclosing Seller shall use its commercially reasonable efforts to obtain an order or other assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed. Nothing in this Section 8.1(b) shall limit Sellers’ ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other Governmental Entity, nor does this Section 8.1(b) limit Sellers’ ability to communicate with any Governmental Entity or otherwise participate in any investigation or proceeding that may be conducted by any Governmental Entity, including providing documents or other information, without notice to Buyer. Further, Sellers are hereby notified that under the Defend Trade Secrets Act: (i) no individual will be held criminally or civilly liable under federal or state trade secret Law for disclosure of a trade secret (as defined in the Economic Espionage Act) that is: (A) made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and made solely for the purpose of reporting or investigating a suspected violation of Law; or (B) made in a complaint or other document filed in a lawsuit or other Proceeding, if such filing is made under seal so that it is not made public; and (ii) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the Law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.

(c)       If, at the time of enforcement of the covenants contained in this Section 8.1 (the “Restrictive Covenants”), a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the Parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Each Seller has consulted with legal counsel regarding the Restrictive Covenants and based on such consultation has determined and hereby acknowledges that the Restrictive Covenants are reasonable in terms of duration, scope and area restrictions and are necessary to protect the goodwill of the Company’s business and the substantial investment in the Company made by Buyer under this Agreement and the Transaction Documents and the nature of the Company’s business is such that it is not conducted with respect to geographical boundaries. Each Seller further acknowledges and agrees that the Restrictive Covenants are being entered into by such Person in connection with the direct or indirect sale by such Person of the goodwill of the Company’s business pursuant to this Agreement and not directly or indirectly in connection with any Seller’s employment or other relationship with Buyer or any of its Affiliates (including after Closing the Company).

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(d)       If any Seller breaches or violates any of the Restrictive Covenants, (i) the Company and Buyer shall have the right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction (it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and Buyer and that money damages would not provide an adequate remedy to the Company and Buyer); and (ii) the time period of such covenant with respect to such Person shall be tolled until such breach or violation is resolved.

8.2       Press Release and Announcements. Unless required by Law, no Party shall issue any press releases, announcements or other releases of information related to this Agreement or the Transaction Documents or the transactions contemplated hereby or thereby, without the mutual consent of the other Parties; provided, however, that the Sellers may disclose the terms and conditions or the existence of this Agreement to the Sellers’ legal and financial advisors so long as such Persons are instructed to hold all such information in confidence and; provided, further, that, after the Closing, Buyer and its Affiliates may issue any such releases of information without the consent of any other Party.

8.3       Expenses. Each Party shall be solely responsible for and shall bear all of its own costs and expenses incident to its obligations under and in respect of this Agreement and the transactions contemplated hereby, including any such costs and expenses incurred by any Party in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement (including the fees and expenses of legal counsel, accountants, investment bankers, brokers or other representatives and consultants), whether or not the transactions contemplated hereby are consummated; provided, however, that subject to the consummation of the transactions contemplated hereby, Buyer shall be responsible for the payment of up to $285,000 of Company Transaction Expenses. For purposes of clarity, except as otherwise set forth in this Section 8.3, the Sellers shall be responsible for the payment of all Company Transaction Expenses.

8.4       Specific Performance. Each of the Parties acknowledges and agrees that Buyer would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. Accordingly, each of the Parties agrees that Buyer shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court in the United States or in any state having jurisdiction over the Parties and the matter in addition to any other remedy to which it may be entitled under this Agreement.

8.5       Further Transfers. The Sellers shall, and shall cause their Affiliates to, execute and deliver such further instruments and take such additional action as Buyer may reasonably request to effect or consummate the transactions contemplated hereby.

8.6       Transfer Taxes; Recording Charges.

All transfer, documentary, sales, use, stamp, registration, conveyance or similar Taxes or charges (“Transfer Taxes”) arising out of the transactions contemplated hereby and all charges for or in connection with the recording of any document or instrument contemplated hereby shall be paid one-half by the Sellers, on the one hand, and one-half by the Buyer, on the other hand, when due. The party with the statutory responsibility shall prepare and file all necessary Tax Returns with respect to all such Transfer Taxes, and the non-filing party shall cooperate in the preparation process and advance to the filing party its portion of any Transfer Taxes (and one-half of any costs relating to filing such Tax Return) reflected on any such Tax Return. The parties will each timely sign and deliver (or cause to be timely signed and delivered) such certificates or forms as may be necessary or appropriate (and will each otherwise cooperate) to establish any available exemption from (or otherwise reduce) any such Transfer Taxes.

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8.7       Tax Matters. The following provisions shall govern the allocation of responsibility as among Buyer, the Company and the Sellers for certain Tax matters following the Closing Date:

(a)       Tax Returns. The Sellers shall, at the Sellers’ expense, prepare or cause to be prepared, and timely file or cause to be filed, all income Tax Returns of the Company for which the items of income, gain, loss and deduction flow through to the Sellers for taxable periods ending on or before the Closing Date that are due (taking into account any extensions properly obtained) after the Closing Date (each, a “Seller Tax Return”). All Seller Tax Returns shall be prepared in accordance with applicable Law and, to the extent not inconsistent with applicable Law or this Agreement, the past practice of the Company. The Sellers shall provide the Buyer with copies of all such Seller Tax Returns as soon as practicable after the preparation, but reasonably in advance of the filing, thereof, for the Buyer’s review and comment, and the Sellers shall consider in good faith any comments to such Seller Tax Returns that are requested reasonably in advance of the due date for filing thereof by the Buyer. The Sellers shall pay any Taxes reflected on any Seller Tax Return when due. The Buyer shall prepare or cause to be prepared all (x) other Tax Returns of the Company for taxable periods ending on or prior to the Closing Date that are due (taking into account any extensions properly obtained) after the Closing Date (each, a “Pre-Closing Tax Return”) and (y) Tax Returns for Straddle Periods (each, a “Straddle Tax Return”)1. All Pre-Closing Tax Returns and Straddle Tax Returns shall be prepared in accordance with applicable Law and, to the extent not inconsistent with applicable Law or this Agreement, the past practice of the Company. The Buyer shall provide the Sellers with copies of all such Pre-Closing Tax Returns and Straddle Tax Returns as soon as practicable after the preparation, but reasonably in advance of the filing, thereof, for the Sellers’ review and comment, and the Buyer shall consider in good faith any comments to such Tax Returns that are requested reasonably in advance of the due date for filing thereof by the Sellers. The Sellers shall reimburse Buyer for any Taxes reflected on any Pre-Closing Tax Return and its portion of any Taxes reflected on any Straddle Tax Return (determined in accordance with Section 8.7(b) with respect to any Straddle Tax Return) at least three (3) days prior to the due date of such Tax Return. Any and all Company expenses for (A) bonuses or other compensation paid on or prior to the Closing Date by the Company in connection with the transactions contemplated hereby, (B) relating to Repaid Indebtedness paid on or prior to the Closing Date, (C) Company Transaction Expenses paid on or prior to the Closing Date and (D) the exercise or cancellation of any phantom stock awards on or prior to the Closing Date, including but not limited to the amounts paid pursuant to the Settlement and Release Agreements by the Company after Closing (such deductions described in clauses (A) through (D) the “Transaction Tax Deductions”) shall be deducted in a taxable period (or portion of any Straddle Period) ending on or prior to the Closing Date, as long as such Transaction Tax Deductions are “more likely than not” deductible (or deductible at a higher confidence level) by the Company in such period. For purposes of the foregoing, the Parties agree to make an election pursuant to Revenue Procedure 2011-29, 2011-18 IRB that seventy percent (70%) of any success-based fees are deductible for U.S. federal income tax purposes, and such deductions shall be included in the calculation of Transaction Tax Deductions. Notwithstanding the foregoing, this Section 8.7(a) shall not apply with respect to Tax Returns relating to any sales or similar Tax Liability.

(b)       Straddle Periods. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of (i) any Taxes based on or measured by income, gross or net sales, use, receipts, or payroll of the Company for a Straddle Period which relate to the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the end of the day on the Closing Date; provided, that any exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each period, and (ii) other Taxes of the Company for a Straddle Period which relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company, to the extent permitted by applicable Law.

1 NTD: Discuss 2020 and per-close stub period 2021 return preparation.

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(c)       Cooperation. The Buyer, the Company and the Sellers shall cooperate fully, as and to the extent reasonably requested, in connection with any audit, litigation or other Proceeding with respect to Taxes applicable through the Closing Date. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Buyer, the Company and the Sellers agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, in connection with the transactions contemplated hereby).

(d)       Post-Closing Tax Actions. Without the prior written consent of the Sellers (such consent not to be unreasonably withheld, conditioned or delayed), Buyer will not: (i) file (except for Tax Returns that are filed in accordance with Section 8.7(a)) or amend or permit the Company to file or amend any Tax Return of the Company relating to a taxable period (or portion thereof) ending on or prior to the Closing Date; (ii) extend or waive, or cause to be extended or waived, or permit the Company to extend or waive, any statute of limitations or other period for the assessment of any Tax or deficiency related to a taxable period (or portion thereof) ending on or prior to the Closing Date; (iii) make or change any election or change any method of accounting with respect to Taxes with retroactive effect to a taxable period (or portion thereof) ending on or prior to the Closing Date for the Company; or (iv) engage in any transaction on the Closing Date after the Closing outside the Company’s ordinary course (and not otherwise contemplated by this Agreement); provided, that the restrictions in clauses (i) through (iv) of this sentence will apply only to the extent that such action would have the effect of increasing the amount by which the Sellers will be required to indemnify the Buyer Indemnitees under Article 7; provided further, that this Section 8.7(d) shall not apply with respect to sales and similar Taxes.

(e)       Tax Sharing Agreements. All Tax Sharing Agreements with respect to or involving the Company shall be terminated as of the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any Liability thereunder.

(f)       Tax Contests. The Buyer shall notify the Sellers upon receipt by it (or by the Company) of written notice from any Governmental Entity of the commencement of any examination or audit with respect to Taxes of the Company for which the Sellers are reasonably likely to incur an indemnification obligation under this Agreement (each, a “Tax Contest”); provided that any failure to provide such notification shall not affect the Sellers’ liability unless (and to the extent that) the Sellers are actually prejudiced thereby.

(i)       The Sellers shall have ten (10) days following receipt of notice from the Buyer of such Tax Contest to elect in writing (through delivery of such written election to the Buyer) to control, at their own expense, any such Tax Contest that (i) relates solely to taxable periods ending on or before the Closing Date, and (ii) could not reasonably be expected to adversely affect any Tax period ending after the Closing Date as determined by the Buyer in its reasonable discretion; provided, that the Sellers shall control any such Tax Contest diligently and in good faith and the Buyer shall have the right to participate in any such Tax Contest at its own expense controlled by the Sellers. For purposes of this Section 8.7(f)(i), the right to participate shall include (A) the right to receive notice and copies of all correspondence received from any Governmental Entity and otherwise to be reasonably apprised of the initiation and status of such Tax Contest, (B) the right to receive copies and reasonable opportunity to comment on any written materials to be provided to any Governmental Entity, including good faith consideration with respect to any such comments, and (C) the right to consent to any settlement, abandonment, compromise or resolution of such Tax Contest (which consent shall not be unreasonably withheld, conditioned, or delayed).

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(ii)       With respect to any Tax Contest that the Sellers do not or cannot elect to control pursuant to Section 8.7(f)(i), Buyer will control such Tax Contest; provided, that Buyer: (i) will keep the Sellers reasonably informed concerning the progress of such Tax Contest, including providing copies of all correspondence and other documents reasonably relevant to such Tax Contest; (ii) will consult with the Sellers upon the Sellers’ reasonable request for such consultation from time to time with respect to such Tax Contest; and (iii) will not, without the Sellers’ prior written consent (which consent will not be unreasonably withheld, conditioned or delayed), agree to any settlement or compromise of such Tax Contest with respect to any Tax that could form the basis of a claim for indemnification against the Sellers pursuant to this Agreement. The Sellers will have the right (but not the duty) to participate (but not control) in the defense of any such Tax Contest (which will include participation in meetings with taxing authorities and the right to review and provide comments (which Buyer will consider in good faith) on written submissions to taxing authorities) and to employ counsel, at the Sellers’ expense, separate from the counsel employed by Buyer.

(iii)       This Section 8.7(f) shall exclusively govern the notice and conduct of any Tax Contest and Section 7.2(d) shall not apply.

(g)       Agreed Tax Treatment.

(i)       The Parties acknowledge and agree that, for income Tax purposes, the purchase and sale of the Purchased Units is intended to be governed by IRS Revenue Ruling 99-6, 1999-1 C.B. 432 (Situation 2), and, pursuant thereto, (i) with respect to Buyer, (A) the Company shall be deemed to make a liquidating distribution of its assets to the Sellers, and (B) Buyer shall be deemed to acquire, by purchase, all such assets from the Sellers; and (ii) with respect to the Sellers, the Sellers shall be treated as selling partnership interests.

(ii)       Each Party shall file all Tax Returns consistently with this Section 8.7(g) and shall not take or permit to be taken any Tax position inconsistent therewith, unless otherwise specifically required by applicable Law.

(h)       Purchase Price Allocation. The Parties shall allocate the Purchase Price (and all other capitalized costs or other relevant items) among the assets of the Company for income Tax purposes in accordance with the principles set forth on Schedule 8.7(h), which allocation shall be binding upon the Parties. Buyer shall deliver such allocation to the Sellers within sixty (60) days following the determination of the Final Closing Cash Payment hereunder. In the case of any subsequent adjustment to the Final Closing Cash Payment (or other relevant item for income Tax purposes), the Parties shall report such adjustment consistent with the principles set forth on Schedule 8.7(h). The Parties intend that the Buyer will not be deemed to receive a payment from the Sellers in exchange for assuming any deferred revenue of the Company. No party hereto shall take any position (whether in audits, tax returns, or otherwise) that is inconsistent with such allocation or this section unless required to do so by a Governmental Entity in connection with any Tax Proceeding.

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(i)       Tax Elections under the Partnership Audit Rules. Notwithstanding anything in this Agreement to the contrary, the parties agree that with respect to any Pre-Closing Tax Period of the Company with respect to which the Partnership Audit Rules apply, the “partnership representative” (as that term is defined under Code Section 6223 and the Treasury Regulations thereunder) of the Company shall have the right to cause the Company to elect under Code Section 6226 and applicable Treasury Regulations to “push out” any imputed underpayment for any Pre-Closing Tax Period to the “reviewed year partners” of the Company under the Partnership Audit Rules (the “Push-Out Election”). In furtherance of the foregoing, the Sellers agree to cause the Push-Out Election to be made with respect to the Company for any Pre-Closing Tax Period in which the Partnership Audit Rules apply, including by cooperating with Buyer and the “partnership representative” of the Company and maintaining and promptly furnishing upon request the records necessary to permit the Company’s “partnership representative” to make the Push-Out Election (including names, addresses and taxpayer identification numbers of the members of the Company prior to the Closing).

(j)       Sales and Similar Taxes. Notwithstanding anything to the contrary in this Agreement, the parties acknowledge and agree that Buyer and the Company (after the Closing) shall be entitled, without the consent of the Sellers, to pursue a process (including voluntarily disclosing to, filing of Tax Returns and/or amended Tax Returns with, and entering into settlements with, the relevant taxing authorities and extending or waiving relevant statutes of limitations) that it believes is appropriate to ensure that the Company has complied with its Tax Return filing and Tax payment obligations with respect to any sales or other similar Tax Liability for any taxable period (such process, the “VDA Process”). As part of the VDA Process, prior to commencing a formal process with any Governmental Entity, Buyer and the Company may take, or cause to be taken, such actions (if any) it deems advisable to assess the extent to which the Company may have unpaid sales or similar tax Liabilities subject to the authority of such Governmental Entity, which such actions may include informal conversations between Buyer, its tax advisors and such Governmental Entity.

8.8       Employees and Related Matters.

(a)       Continuing Employees.

(i)       All employees of the Company as of immediately prior to the Closing, and who continue employment immediately following the Closing, shall continue as employees of the Company immediately following the Closing (each, a “Continuing Employee”). As of the Closing Date, Buyer shall provide, or cause the Company to provide, Continuing Employees with (i) employee benefits that in the aggregate are substantially comparable to the employee benefits received by similarly situated employees of Buyer and (ii) base salary or wage rates and other compensation (including an annual cash bonus opportunity, opportunities for commissions and other incentive compensation) that in the aggregate are substantially comparable to such compensation provided to each such Continuing Employee by the Company immediately prior to the Closing Date; provided, however, that no equity or equity-based compensation provided by Company to any Continuing Employee shall be taken into account and Buyer shall have no obligation to provide equity or equity-based compensation to any Continuing Employee. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Agreement or any Transaction Document shall (x) limit the ability of Buyer or the Company to terminate the employment relationship of any Continuing Employee at any time and for any reason, including without cause (subject to the terms of any applicable employment Contract), (y) be deemed to be a guarantee of employment or otherwise obligate Buyer or the Company to retain any Continuing Employee, or (z) be deemed to amend any Plans or limit, in any respect, the right of Buyer or any of its Affiliates (including the Company) to change or modify any Plan in accordance with its terms.

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(ii)       For all purposes under the employee benefit plans, programs and arrangements established or maintained by Buyer or its Affiliates in which Continuing Employees may be eligible to participate after the Closing (the “New Benefit Plans”), to the extent permitted by the applicable plan, each Continuing Employee shall be credited with the same amount of service as was credited by the Company as of the Closing under similar or comparable Plans (including for purposes of eligibility to participate, vesting and eligibility to receive benefits); provided, that such crediting of service shall not operate to duplicate any benefit or the funding of any benefit. In addition, and without limiting the generality of the foregoing, (i) with respect to any New Benefit Plans in which the Continuing Employees may be eligible to participate following the Closing, Buyer and its Affiliates shall use commercially reasonable efforts to cause each Continuing Employee to be immediately eligible to participate in such New Benefit Plans, without any waiting time, to the extent coverage under such New Benefit Plans replaces coverage under a similar or comparable Plan in which such Continuing Employee was eligible to participate immediately before such commencement of participation (such plans, collectively, the “Old Benefit Plans”) and (ii) for purposes of each New Benefit Plan providing medical, dental, pharmaceutical and/or vision benefits to any Continuing Employee, Buyer and its Affiliates shall use commercially reasonable efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such New Benefit Plan to be waived for such Continuing Employee and his or her covered dependents, to the extent any such exclusions or requirements were waived or were inapplicable under any similar or comparable Plan. Buyer and its Affiliates shall use commercially reasonable efforts to cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Benefit Plan ending on the date such Continuing Employee’s participation in the corresponding New Benefit Plan begins to be taken into account under such New Benefit Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Benefit Plan. Subject to applicable Law, Sellers shall provide Buyer, its Affiliates and their respective service providers with access, on a Schedule to be mutually agreed in good faith, to (i) all information reasonably requested by Buyer and its service providers to allow Buyer to comply with the provisions of this Section 8.8(a) and (ii) the employees of the Company for purposes of communicating with such employees regarding the New Benefit Plans and facilitating enrollment therein.

(iii)       This Section 8.8(a) shall be binding upon and inure solely to the benefit of the Parties and nothing in this Section 8.8(a), expressed or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 8.8(a). Without limiting the foregoing, no provision of this Section 8.8(a) will create any third party beneficiary rights in any current or former employee, director or consultant of any Company in respect of continued employment (or resumed employment) or any other matter.

(b)       Employee Benefit Plans. Schedule 8.8(b) shall list the amount of earned or accrued vacation and earned bonuses, commissions, perquisites and the like for each employee of the Company as of the Closing Date.

(c)       Defined Contribution Plans. Prior to the Closing, the Company shall have made or accrued all matching contributions and a prorated portion of any profit sharing contributions that would otherwise be made for the plan year (without regard to any year end employment requirements).

8.9       Customer Receivables. Buyer shall promptly (and in any event within 30 days of collection) pay to Sellers in accordance with their Pro Rata Percentages, by wire transfer of immediately available funds to an account designated by such Seller, the amount of any of the Customer Receivables collected by the Company following Closing, net of any reasonable collection costs or other out-of-pocket costs.

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Article 9
MISCELLANEOUS

9.1       Amendment and Waiver. This Agreement may not be amended, altered or modified except by a written instrument executed by Buyer and the Sellers. No course of dealing between or among any Persons having any interest in this Agreement, or action taken by any such Person (including in any investigation by or on behalf of any Party), will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver. Notwithstanding the foregoing, Section 9.13 may only be amended, modified, supplemented or waived with the prior written consent of KTS.

9.2       Notices. All notices, demands and other communications to be given or delivered to any Party under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when personally delivered, sent by reputable overnight courier or transmitted by electronic mail or facsimile (transmission confirmed), to the addresses indicated below (unless another address is so specified in writing):

Notices to the Sellers:

Jawad Shaikh
P.O. Box 839
Suwanee, GA 30024-0028
E-Mail: jwshaikh@outlook.com

and

Badar Shaikh
P.O. Box 669
Buford, GA 30515
E-Mail: GodMode@rokra.net

with a copy to:

Kilpatrick Townsend & Stockton LLP
1100 Peachtree Street, N.E., Suite 2800
Atlanta, GA 30309-4530
Attention: Louis Barbieri III
Phone: (404) 815-6079
Facsimile: (404) 541-3141
E-Mail: lbarbieri@kilpatricktownsend.com

Notices to Buyer:

Streamline Health Solutions, Inc.
11800 Amber Park Drive, Suite 125
Alpharetta, GA 30009
Attention: Thomas Gibson
Phone: (888) 997-8732
E-Mail: Thomas.gibson@streamlinehealth.net

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with copies to:

Morris, Manning & Martin, LLP
3343 Peachtree Road, N.E.
1600 Atlanta Financial Center
Atlanta, Georgia 30326
Attention: David M. Calhoun, Esq.
Phone: (404) 504-7613
Facsimile: (404) 365-9532
E-Mail: dmc@mmmlaw.com

9.3       Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of each of the Parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any rights, benefits or obligations set forth herein may be assigned by any of the Parties hereto, except that upon satisfaction of Section 2.6 that Buyer and its permitted assigns may assign this Agreement and any of the provisions hereof without the written consent of the other Parties hereto to any assignee in connection with a sale of the Company, the Business or all or substantially all of the Company’s or Buyer’s assets. Anything in this Agreement or any Transaction Document to the contrary notwithstanding, Buyer shall have the right (without the prior written consent of any of the Sellers), at any time, and in their sole discretion, to assign for security interest purposes any or all of its rights under this Agreement and any Transaction Document to any lender providing financing to Buyer, any of its permitted assigns, or any Affiliates of Buyer or Buyer’s permitted assigns (Buyer, such assigns, and such Affiliates, collectively, the “Buyer Parties”) and, upon the occurrence and during the continuance of any event of default under the financing agreements between any such lender and any of the Buyer Parties, such lender may exercise any or all of the rights, interests, and remedies of any of the Buyer Parties under this Agreement or any Transaction Document; provided, that no such assignment shall relieve Buyer of its obligations hereunder.

9.4       Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

9.5       No Strict Construction; Interpretation. When reference is made in this Agreement to an Article, Annex, Exhibit or a Section, such reference shall be to an Article, Annex, Exhibit or Section of this Agreement, unless otherwise indicated. The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” When used herein, “dollar” or “$” means the U.S. dollar. When used herein, the word “or” means the conjunctive “and/or” unless specified otherwise. To the extent that there is a conflict between any general provision of this Agreement and any provision specifically relating to Tax matters, the terms of the specific Tax provision shall control. For the avoidance of doubt, if any Loss entitles any Buyer Indemnitee to bring a claim with respect to Indemnified Taxes, and a claim with respect to a breach of or inaccuracy in any of the representations and warranties set forth in Section 4.20 (Tax Matters) could also be brought with respect to the same Losses, the Buyer Indemnitee shall be entitled, in its sole discretion, to assert such claim pursuant to either Section 7.2(a)(i) or Section 7.2(a)(v).

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9.6       Data Room. The Parties acknowledge and agree that any reference to a document or matter being “made available,” “provided,” “furnished” and words of similar import means the posting by or on behalf of the Company of materials to the Data Room and made accessible to Buyer and its representatives at least two (2) days prior to the Closing Date. As soon as practicable after the date hereof, and in any event no later than ten (10) Business Days after the date hereof, the Sellers shall deliver to Buyer one or more flash drives or other electronic medium containing a true and correct copy of each of the documents in the Data Room as of two (2) days prior to the Closing Date.

9.7       Captions. The captions and headings used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.

9.8       No Third Party Beneficiaries. Except as otherwise expressly set forth in this Agreement (including Article 7), nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the Parties and their respective permitted successors and assigns and other than the investors of Buyer, any rights or remedies under or by reason of this Agreement, such third parties specifically including employees or creditors of the Company.

9.9       Complete Agreement. This Agreement and the documents referred to herein contain the complete agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way.

9.10       Counterparts. This Agreement may be executed in one or more counterparts, any one of which may be by facsimile or digital imaging device (i.e., pdf format), all of which taken together shall constitute one and the same instrument.

9.11       Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the domestic Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Any action, suit or other Proceeding, at law or in equity, arising out of or relating to this Agreement or any agreements or transactions contemplated hereby shall only be brought in any federal court in Wilmington, Delaware. THE PARTIES AGREE THAT JURISDICTION AND VENUE IN ANY ACTION BROUGHT BY ANY PARTY PURSUANT TO THIS AGREEMENT SHALL PROPERLY AND EXCLUSIVELY LIE IN SUCH COURTS. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY AND EXCLUSIVELY SUBMITS TO THE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO SUCH ACTION. THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH ACTION. THE PARTIES FURTHER AGREE THAT THE MAILING BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, OF ANY PROCESS REQUIRED BY ANY SUCH COURT SHALL CONSTITUTE VALID AND LAWFUL SERVICE OF PROCESS AGAINST THEM, WITHOUT NECESSITY FOR SERVICE BY ANY OTHER MEANS PROVIDED BY STATUTE OR RULE OF COURT. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

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9.12       Incorporation of Appendices, Exhibits and Schedules. The appendices, exhibits and schedules identified in this Agreement are incorporated herein by reference and made a part hereof. The Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in Article 4 and Article 5 of this Agreement. The Parties acknowledge and agree that the Disclosure Schedule may expressly provide exceptions to a particular Section of Article 4 or Article 5 notwithstanding that the Section does not state “except as set forth in Section ‘__’ of the Disclosure Schedule” or words of similar effect. Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in the Disclosure Schedule is intended to vary the definition of “Material Adverse Effect” or to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no Party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Disclosure Schedule is or is not material for purposes of this Agreement. Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in the Disclosure Schedule is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no Party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Disclosure Schedule is or is not in the ordinary course of business for purposes of this Agreement. Each Section of the Disclosure Schedule is qualified in its entirety by reference to specific provisions of this Agreement and does not constitute, and shall not be construed as constituting, representations, warranties or covenants of any Party, except as and to the extent provided in this Agreement. Certain matters set forth in the Disclosure Schedule are included for informational purposes only notwithstanding that, because they do not rise above applicable materiality thresholds or otherwise, they may not be required by the terms of this Agreement to be set forth herein. All attachments to the Disclosure Schedule are incorporated by reference into the Section of the Disclosure Schedule in which they are referenced.

9.13       Conflict Waiver; Attorney-Client Privilege.

(a)       Each Party acknowledges and agrees, on its own behalf and on behalf of its directors, members, shareholders, partners, officers, employees and Affiliates, that: (i) Kilpatrick Townsend & Stockton LLP (“KTS”) has acted as counsel to the Company and the Sellers in connection with the negotiation, preparation, execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby. Buyer agrees, and shall cause the Company to agree, that, following consummation of the transactions contemplated hereby, such representation and any prior representation of the Company by KTS shall not preclude KTS from serving as counsel to the Sellers, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the Transaction Documents or the transactions contemplated hereby or thereby; and (ii) Buyer shall not, and shall cause the Company not to, seek or have KTS disqualified from any such representation based on the prior representation of the Company by KTS. Each Party hereby consents thereto and waives any conflict of interest arising from such prior representation, and each of such parties shall cause any of its Affiliates to consent to waive any conflict of interest arising from such representation. Each Party acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that such Party has consulted with counsel or has been advised they should do so in connection herewith. The covenants, consent and waiver contained in this Section 9.13(a) shall not be deemed exclusive of any other rights to which KTS is entitled whether pursuant to law, contract or otherwise.

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(b)       All communications between the Company or the Sellers, on the one hand, and KTS, on the other hand, relating to the negotiation, preparation, execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby (the “Privileged Communications”) shall be deemed to be attorney-client privileged and the expectation of client confidence relating thereto shall belong solely to the Sellers and shall not pass to or be claimed by Buyer or the Company. Accordingly, Buyer and the Company may not use or rely on any Privileged Communications in any claim, dispute, action, suit or proceeding against or involving any Seller. Without limiting the generality of the foregoing, from and after the Closing, (i) the Sellers (and not Buyer or the Company) shall be the sole holders of the attorney-client privilege with respect to such engagement, and neither Buyer or the Company shall be a holder thereof, (ii) to the extent that files of KTS in respect of such engagement constitute property of the client, only the Sellers (and not Buyer or the Company) shall hold such property rights, and (iii) KTS shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to Buyer or the Company by reason of any attorney-client relationship between KTS and the Company or otherwise. Notwithstanding the foregoing, in the event that a dispute arises between Buyer or its Affiliates (including the Company), on the one hand, and a third party other than any Seller, on the other hand, Buyer and its Affiliates (including the Company) may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party; provided, however, that neither Buyer nor any of its Affiliates (including the Company) may waive such privilege without the prior written consent of the Sellers, which consent shall not be unreasonably withheld, conditioned or delayed. In the event that Buyer or any of its Affiliates (including the Company) is legally required by Order or otherwise legally required to access or obtain a copy of all or a portion of the Privileged Communications, to the extent (x) permitted by applicable Law, and (y) advisable in the opinion of Buyer’s counsel, then Buyer shall immediately (and, in any event, within 10 Business Days) notify the Sellers in writing so that the Sellers can seek a protective order.

* * * * *

[Signature page follows.]

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IN WITNESS WHEREOF, the Parties have executed this Unit Purchase Agreement as of the date first written above.

BUYER:

STREAMLINE HEALTH SOLUTIONS, INC.

By:	/s/ Thomas J. Gibson
Name:	Thomas J. Gibson
Its:	Chief Financial Officer

COMPANY:

AVELEAD CONSULTING, LLC

By:	/s/ Jawad Shaikh
Name:	Jawad Shaikh
Its:	Executive Director

SELLERS:

/s/ Jawad Shaikh
Jawad Shaikh

/s/ Badar Shaikh
Badar Shaikh